EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

SMITH TRANSPORT, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST,
AS SELLER

HEARTLAND EXPRESS, INC. OF IOWA,
AS BUYER
SMITH TRANSPORT, INC.,

AS SMITH
HEARTLAND EXPRESS, INC.,
in its capacity as guarantor

and

TODD SMITH,
in his capacity as Seller’s Representative

Dated as of May 31, 2022

Schedules

Schedule 1.01(a)(ii)        Payoff Schedule
Schedule 1.04(c)        Entities’ and Sellers’ Notice Filings and Consents
Schedule 1.04(g)        Payoff Letters
Schedule 1.04(l)        Terminating Contracts
Schedule 1.05(c)        Buyer Notice Filings and Consents
Schedule 5.01(d)        Special Escrow Matters
Schedule 6.01(h)        Section 338(h)(10) Allocation Principles
Schedule 7.01(hh)        Escrow Allocation Percentages
Schedule 7.01(yyy)        Permitted Liens
The Disclosure Schedules

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is executed and delivered as of May 31, 2022, by and among (i) Heartland Express, Inc. of Iowa, an Iowa corporation (“Buyer”); (ii) Smith Transport, Inc. Employee Stock Ownership Plan and Trust (“Seller”) (iii) Smith Transport, Inc., a Pennsylvania corporation (“Smith”), (iv) Todd Smith, in his capacity as Seller’s Representative; and (v) Heartland Express, Inc., a Nevada corporation (“Parent”), in its capacity as guarantor. Capitalized terms used herein have the meanings set forth in Article 7 below or elsewhere in this Agreement.
WHEREAS, Seller owns 765,000 shares of common stock of Smith, which shares constitute all of the issued and outstanding capital stock of Smith (the “Smith Stock”);
WHEREAS, Smith, directly or indirectly, owns (i) all of the issued and outstanding capital stock of Smith Trucking, Inc., a Pennsylvania corporation (“Smith Trucking”), Franklin Logistics, Inc., an Indiana corporation (“Franklin”), Silver Eagle Air Enterprises, Inc., a Delaware corporation (“Silver Eagle” and (ii) all of the limited liability company interests of Smith Enterprises Holdings, LLC (“Smith Enterprises”), a Delaware limited liability company, SEL, LLC, a Delaware limited liability company (“SEL”) and Smith Well Services, LLC, a Delaware limited liability company (together with Smith, Smith Trucking, Franklin, Silver Eagle, Smith Enterprises, and SEL, the “Entities” and each an “Entity”);
WHEREAS, for the avoidance of doubt, neither Seller nor any Entity owns (i) any of the issued and outstanding capital stock Smith Transport Warehouse, Inc., a Pennsylvania corporation (“Smith Warehouse”) or (ii) any of the limited liability company interests of Smith Transport Warehouse, LLC, a Delaware limited liability company (together with Smith Warehouse, the “Smith Warehouse Business”), and neither entity will be included as part of the transactions contemplated under this Agreement; and
WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer and convey to Buyer, the Smith Stock for the consideration described herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
Article 1
PURCHASE AND SALE
1.01Purchase and Sale. Subject to the terms and conditions in this Agreement, Buyer hereby purchases and acquires from Seller, and Seller hereby sells, assigns, transfers and conveys to Buyer, all of the Smith Stock free and clear of all Liens other than securities laws restrictions, in exchange for the Final Aggregate Closing Consideration. In furtherance thereof:
(a)at the Closing, Buyer will make payment of an amount equal to the Estimated Aggregate Closing Consideration, as follows:
(i)by wire transfer of immediately available funds in an amount equal to the Indemnification Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Indemnification Escrow Account”) established pursuant to the terms of the Escrow Agreement;
(ii)the aggregate amount set forth on Schedule 1.01(a)(ii) (the “Payoffs”) in the individual amounts and to the recipients of such Payoffs of Indebtedness and Transaction Expenses as may be identified on such Schedule 1.01(a)(ii); and
(iii)by wire transfer of immediately available funds in an amount equal to the Seller’s Representative Expense Amount to the Escrow Agent for deposit into an escrow account (the “Seller’s Representative Expense Account”) established pursuant to the terms of the Escrow Agreement;

(iv)the balance of the Estimated Aggregate Closing Consideration by wire transfer of immediately available funds to the account of Seller specified by Seller in writing to Buyer prior to the date hereof.
(b)at the Closing, Seller will deliver, or cause to be delivered, to Buyer the Smith Stock together with duly executed letters of transmittal or transfer powers, in a form reasonably acceptable to Buyer.
1.02Calculation of Final Consideration.
(a)For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to the result of: (i) One Hundred Sixty-Nine Million, Four Hundred Thousand Dollars ($169,400,000) minus (ii) the actual outstanding amount of Indebtedness as of 11:59:59 pm on March 31, 2022 (excluding any amount of such Indebtedness subject to a Payoff made under Section 1.01(a)(ii)), minus (iii) the actual amount of Transaction Expenses outstanding as of the Closing including the amount of Transaction Expenses arising as a result of the Closing (excluding any amount of such Transaction Expenses subject to a Payoff made under Section 1.01(a)(ii)), plus (iv) Cash as of 11:59:59 pm on March 31, 2022, minus (v) $1,600,000, which the parties agree represents restricted cash as of 11:59:59 pm on March 31, 2022.
(b)On the Closing Date, Seller’s Representative will deliver to Buyer a statement setting forth Seller’s Representative’s proposed calculation of the Final Aggregate Closing Consideration, including Seller’s Representative’s calculation of each of the components thereof and details regarding each component of Indebtedness and each component of Transaction Expenses (the “Closing Statement”).
(c)The proposed Closing Statement delivered by Seller’s Representative to Buyer will become final and binding on the parties ninety (90) days following Seller’s Representative’s delivery thereof to Buyer except to the extent Buyer delivers written notice of its disagreement (the “Closing Consideration Notice of Disagreement”) to Seller’s Representative on or prior to such date. All matters not subject to dispute as specifically identified in the Closing Consideration Notice of Disagreement will be final and binding. The Closing Consideration Notice of Disagreement must identify with specificity each item in the Closing Statement that Buyer disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If Buyer timely delivers a Closing Consideration Notice of Disagreement, then such disputed matters and the final amounts thereof will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Seller’s Representative resolve in writing any differences they have with respect to the matters specified in the Closing Consideration Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(d)During the thirty (30) days following delivery of a Closing Consideration Notice of Disagreement, Buyer and Seller’s Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Closing Consideration Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Seller’s Representative will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Closing Consideration Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and Seller’s Representative will request that the Independent Accountants deliver to Buyer and Seller’s Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Seller’s Representative. The Independent Accountants' determination will be based solely on written materials submitted by Buyer and Seller’s Representative (i.e., not on independent review) and on the definitions of “Aggregate Closing Consideration,” “Indebtedness,” “Cash,” and “Transaction Expenses” (and related definitions) included herein and the provisions of this Agreement.

(e)The costs and expenses of the Independent Accountants will be allocated between Buyer and Seller based upon the percentage of the portion of the contested amount not awarded to Buyer or Seller, as it bears to the amount actually contested by such party. For example, if Seller’s Representative claims the actual Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and, after complying with the first sentence of Section 1.02(d), Buyer contests only $500 of the amount claimed by Seller’s Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller.
(f)Within three (3) Business Days after the date on which the Aggregate Closing Consideration is finally determined pursuant to this Section 1.02 (the “Final Aggregate Closing Consideration”):
(i)if the Final Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 is less than the Estimated Aggregate Closing Consideration (the total amount of such deficiency, expressed as an absolute number, is referred to herein as the “Buyer Adjustment Amount”), then Buyer and Seller’s Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer from the Indemnification Escrow Funds an amount equal to the Buyer Adjustment Amount; and
(ii)if the Final Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 is greater than the Estimated Aggregate Closing Consideration (the total amount of such excess, the “Seller Adjustment Amount”), then Buyer shall pay or cause to be paid to Seller Escrow Parties in accordance with their respective Escrow Allocation Percentages an amount equal to the Seller Adjustment Amount.
All payments to be made pursuant to Section 1.02(f) shall be made by wire transfer of immediately available funds to the account(s) designated by Buyer or Seller’s Representative, as applicable.
(c)The dispute resolution provisions provided in this Section 1.02 will be the exclusive remedies for the matters addressed or that could be addressed therein.
(d)All payments required pursuant to Section 1.02(f) will be deemed to be adjustments for Tax purposes to the Aggregate Closing Consideration unless otherwise required by applicable law.
(e)The provisions of this Section 1.02 will apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount will be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.
1.03The Closing. The purchase and sale of the Smith Stock and the transactions contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the “Closing Date”). The Closing will be deemed completed as of the Measurement Time.
1.04 Closing Deliveries by Seller and Smith. At or prior to the Closing, Seller or Smith, as applicable, will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance reasonably satisfactory to Buyer:
(g)(i) A copy of the certificate of incorporation or other applicable equivalent organizational document, of each Entity, certified by the Secretary of State (or equivalent State department) of each Entity’s state of incorporation or organization and dated not earlier than March 29, 2022; (ii) a certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of each Entity from the Secretary of State (or equivalent State department) of each Entity’s state of incorporation or organization dated not earlier than May 11, 2022;

and (iii) certificates from the Secretary of State (or equivalent State department) of each state where each Entity is qualified to do business, dated not earlier than May 11, 2022, that each Entity is in good standing in each such state;
(a)A certificate of the secretary or assistant secretary of Smith, certifying as to (i) a copy of the bylaws, or other applicable equivalent governing document, of each Entity, (ii) a copy of the certificate of incorporation or other applicable equivalent organizational document, of each Entity, (iii) a copy of the resolutions of the board of directors of Smith, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which Smith is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (iv) no action has been taken or is pending to dissolve any Entity, (v) incumbency and signatures of Smiths’ officers or managers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents.
(b)Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.04(c);
(c)The Escrow Agreement, duly executed by the Escrow Agent and Seller’s Representative on behalf of Seller;
(d)Stock certificates representing 100% of the outstanding capital stock of Smith, accompanied by duly executed letters of transmittal;
(e)The Warehouse Sale Agreements, each duly executed by Smith Realty III, LLC or Smith Warehouse, LLC, as applicable;
(f)Payoff or similar letters from each holder of Indebtedness set forth on Schedule 1.04(g) indicating that, upon payment of the amount specified in such letters, all Liens against the Smith Stock and the property of any Entity held by such Persons will be released and all obligations of each Entity (other than contractual contingent indemnity obligations) to such Persons will be satisfied;
(g)Duly executed resignations, effective as of the Closing, of each director or manager of each Entity (as applicable), and each officer that is requested by Buyer to submit a resignation;
(h)Restrictive Covenant Agreement of each Smith Manager, duly executed by such Smith Manager;
(i)an agreement by and between any Person entitled to receive a change of control, retention, severance, transaction bonus, or similar payment, including payments in respect of the termination of any warrant, constituting Transaction Expenses, on the one hand, and the Entity or Seller obligated to pay such bonus or similar payment on the other hand, (i) setting forth the full amount of the Transaction Expenses owed to such Person, (ii) if applicable, waiving any right to receive any bonuses or similar payments in connection with future transactions involving the Entities, and (iii) including a full release of all claims against the Entities and their respective Affiliates, subject to customary carveouts, upon such Person’s receipt of payment thereof, duly executed by such Person and such Entity or Seller, as applicable;
(j)A certificate duly executed by Seller that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2);
(k)Evidence of termination or amendment of the contracts specified on Schedule 1.04(l), which termination documents will provide that all obligations of each Entity are terminated as of the Closing and no future payment by the Entity is required under any such contract;
(l)Section 338(h)(10) Election on IRS Form 8023, duly executed by the Trustee on behalf of Seller;

(m)Consent duly executed by Schneider Downs, Smith’s independent registered public accountant, consenting to inclusion of Smith’s Year-end Financial Statements in Parent's filings with the United States Securities and Exchange Commission (“SEC”);
(n)The releases and other documentation required under Section 6.04(b);
(o)Flow of funds direction for Estimated Aggregate Closing Consideration;
(p)[Reserved];
(q)Evidence that the opinion from Stout Risius Ross, LLC, described in Section 2.07(c), has been delivered to Seller;
(r)Evidence that the ESOP has been amended (in form and substance satisfactory to Buyer), and to the extent necessary the trust agreement associated with the ESOP, to (a) convert the ESOP into a profit sharing plan qualified under Section 401(a) of the Code, effective immediately after the Closing Date, (b) cause the Trustee to have full responsibility for investing assets of the ESOP after the Closing Date (and secure the Trustee’s agreement to do so), and (c) consistent with the rules applicable to profit sharing plans qualified under Code Section 401(a) eliminate discretion as to when distributions of ESOP participants’ accounts will be made, and do so in a fashion that causes distribution to start as late as possible and extend over as long a period as possible as is currently permitted under the discretion afforded under the ESOP’s current terms, effective immediately after the Closing Date;
(f)Evidence that Smith and the ESOP have settled any loan under which the ESOP has borrowed monies or is otherwise indebted (the “ESOP Loan”) such that there will be no ESOP Loan outstanding immediately following the Closing;
(g)A copy of an opinion to Seller from Stout Risius Ross, LLC, Seller’s independent financial advisor, dated as of the Closing Date, concluding that: (i) the consideration that Seller shall receive for the Shares sold to Buyer pursuant to this Agreement is not less than fair market value as that term is defined under Section 3(18)(B) of ERISA, and (ii) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view.
(h)A certified statement, in a form reasonably acceptable to Buyer, setting forth the Trustee’s determination that: (i) the consideration that Seller shall receive for the Smith Stock sold to Buyer pursuant to this Agreement is not less than “adequate consideration” as that term is defined under Section 3(18)(B) of ERISA, (ii) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view, and (iii) the transactions contemplated by this Agreement are prudent and in the interest of the participants and beneficiaries of the ESOP.
(s)Evidence that all outstanding warrants have been purchased and retired (the purchase amount being included in Transaction Expenses) as of the Closing without the issuance of stock (and without participating in the Buyer’s purchase of Smith Stock); and
(t)All other documents, instruments, agreements and certificates, if any, required to be delivered at or prior to the Closing by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.
1.01Closing Deliveries by Buyer. At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer will deliver to Seller the following documents, each of which will be in form and substance satisfactory to Seller:
(u)A copy of the certificate of incorporation of Buyer, certified by the Secretary of State (or equivalent state department) of its state of incorporation and dated not earlier March 23, 2022, and a certificate of existence/authorization of Buyer from the Secretary of State (or equivalent state department) of its state of incorporation, dated not earlier than May 10, 2022;
(i)A certificate of the secretary or assistant secretary of Buyer, certifying as to (i) a copy of the certificate of incorporation of Buyer, (ii) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (iii) incumbency and signatures of each of Buyer's officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;
(j)Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.05(c);
(k)Section 338(h)(10) Election on IRS Form 8023, duly executed by Buyer;
(l)The Escrow Agreement, duly executed by Buyer;
(m)(i) a true, complete and correct copy of the final R&W Insurance Policy, (ii) a true, complete and correct copy of Buyer’s “no claims declaration” or equivalent document related to the R&W Insurance Policy, and (iii) reasonable evidence and confirmation from the insurer that it will issue the R&W Insurance Policy at or effective as of the Closing subject only to payment on the Closing Date of the premium payable therefor.
(v)The Warehouse Sale Agreements, each duly executed by Buyer; and
(h)All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.
Article 2
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Seller represents and warrants to Buyer as of the Closing Date:
1.01Good Standing; Organization. Trustee is a trust company duly organized, validly existing, and in good standing under the laws of Illinois. Trustee is (i) the duly appointed independent trustee of Seller, with the power and authority to act on behalf of Seller, (ii) a fiduciary of Seller as described in Section 3(21)(A) of ERISA, (iii) independent of all other parties to this Agreement, and (iv) vested with the authority to act on behalf of Seller to the extent specified in Seller’s plan and trust documents.
1.02Power and Authority; Authorization. Each of Seller and Trustee (as trustee for, and on behalf of, Seller) has all requisite power and authority to execute and deliver the Seller Transaction Documents to which Seller is a party and to perform its obligations thereunder. The execution, delivery and performance of the Seller Transaction Documents, and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Seller and Trustee.
1.03Enforceability. This Agreement has been duly executed and delivered by the Trustee (as trustee for, and on behalf of, Seller), and assuming that this Agreement is the valid and binding agreement of Buyer and Smith, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Seller Transaction Document, when executed and delivered by the Trustee (as trustee for, and on behalf of, Seller), will be duly executed and delivered by Seller, and assuming that such other Seller Transaction Documents are valid and binding obligations of the other parties thereto, each Seller Transaction Document will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
1.04Title. Seller is the record and beneficial owner of the Smith Stock, free and clear of any Liens other than Liens that will be released as of the Closing. Seller is not a party to any Option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that requires, or could require, Seller or, after the Closing, Buyer, to vote, sell, transfer or otherwise dispose of, or affect the voting of, any Smith Stock or other ownership interest of Smith. Upon consummation of the transactions contemplated by this Agreement, Buyer will have good and valid title to the Smith Stock, free and clear of all Liens.
1.05Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made on behalf of Smith or any other Entity by Seller.
1.06No Conflicts (Seller); Litigation. The execution, delivery and performance by Seller or Trustee of the Seller Transaction Documents and the consummation of the transactions contemplated thereby by Seller do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of Seller, including the Smith Stock owned by Seller, or require Seller to obtain or provide any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party, under the provisions of Seller's instrument of formation, if any, or any material agreement or instrument to which Seller is bound, or any law, statute, rule or regulation or order, writ, injunction, judgment or decree of any Governmental Authority to which Seller or any of its properties or assets is subject. Seller is not a party to any litigation, claims, actions or other proceeding, or any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability of Seller or Trustee to consummate the transactions contemplated hereby, and to Seller's Knowledge, no such litigation, claim, action or other proceeding is threatened against Seller.
1.07Other Matters.
(a)Seller does not have any Indebtedness outstanding other than the ESOP Loan from Smith.
(b)To Seller’s Knowledge, and except for ordinary course payments with respect to participants’ accounts, neither Seller nor the Trustee has any outstanding claims for liabilities or indemnification against any Entity.
Article 3
REPRESENTATIONS AND WARRANTIES OF SMITH
Except as otherwise set forth in the disclosure schedules to this Agreement, the numbers of which correspond to the representations and warranties herein which they are intended to modify (or as otherwise disclosed in accordance with Section 8.06) (the “Disclosure Schedules”), Smith represents and warrants to Buyer as of the Closing Date:
1.01Organization; Good Standing. Each Entity is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its state of formation. Each Entity is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth on Schedule 3.01, which constitute all of the jurisdictions in which its ownership or leasing of such Entity’s assets or property or the conduct of business as presently conducted requires such Entity to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. Each Entity has all requisite corporate or company power and authority to own and operate its properties and to carry on its businesses as presently conducted.
1.02Authorization; Enforceability. Smith has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Smith has been duly authorized by all requisite action on the part of Smith. This Agreement has been duly executed and delivered by Smith, and assuming that this Agreement is the valid and binding agreement of Buyer and Seller, this Agreement constitutes the valid and binding obligation of Smith, enforceable against Smith in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.

1.01Subsidiaries. Smith does not have any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity interest in, any other Person. All entities listed on the Disclosure Schedules in response to this Section 3.03 are 100% owned by Smith or a Subsidiary of Smith, free and clear of all Liens. No Entity has any obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
1.02Capitalization. The authorized capital stock of Smith consists solely of 1,000,000 shares of common stock. The Smith Stock constitutes all of the issued and outstanding shares of such authorized capital stock. Each share of Smith Stock has been duly authorized and validly issued and is fully paid and nonassessable. None of the shares of Smith Stock has been issued in violation of any preemptive or similar rights of any past or present shareholder of Smith. No shares of Smith Stock are issued and held by Smith in treasury, Smith has no outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the future sale or issuance of any of the foregoing by Smith.
1.03Financial Statements; Undisclosed Liabilities; Internal Controls.
(a)Schedule 3.05(a) consists of: (i) Smith’s unaudited, consolidated, internal balance sheet as of April 30, 2022 (the “Latest Balance Sheet”) and the related internal statement of income for the year-to-date period then ended, (the “Unaudited Interim Financial Statements”), and (ii) Smith’s audited, consolidated, balance sheet as of December 31, 2020, December 31, 2019, and December 31, 2018, together with the statements of income and cash flows for the three (3) fiscal years then ended (the “Year-end Financial Statements”) (the statements described in clauses (i) and (ii) of this Section 3.05(a), collectively, the “Financial Statements”). The Year-end Financial Statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Entities, as of the dates thereof and for the periods referred to therein, and were prepared in conformity with GAAP consistently applied throughout the periods covered thereby. The Unaudited Interim Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Entities, as of the times and for the periods referred to therein, and were prepared in material conformity with GAAP consistently applied throughout the periods covered thereby, except for (I) the absence of footnote disclosures and (II) changes resulting from normal, recurring year-end adjustments.
(b)No Entity has any liability or obligation other than (i) liabilities or obligations shown on the Latest Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract and (iv) liabilities taken into account in calculating any component of Final Aggregate Closing Consideration.
(c)Each Entity maintains and complies with a system of accounting controls sufficient to provide reasonable assurances that (i) its business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of such Entity’s financial statements in conformity with GAAP, and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences. Since January 1, 2019, there have not been any significant deficiencies or material weaknesses in the financial reporting of any Entity that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.
1.01Accounts Receivable. All accounts receivable of each Entity (the “Accounts Receivable”), whether or not reflected on the Latest Balance Sheet, and (a) have arisen from bona fide transactions entered into by such Entity involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business, and (b) constitute only valid claims of such Entity not subject to set-off or other defenses or counterclaims, other than loss claims, normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business. The allowance for bad debts shown on the Latest Balance

Sheet or, with respect to Accounts Receivable arising after the date of the Latest Balance Sheet, on the accounting records of each Entity have been, in all material respects, determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
1.02 Absence of Certain Developments. Since December 31, 2020, there has not occurred any event, occurrence, fact, circumstance or change that has had, or reasonably would be expected to have, a Material Adverse Effect. Except as contemplated by this Agreement, or as consented to by Buyer in writing, since December 31, 2020, each Entity has operated its business in the ordinary course of business consistent with past practice in all material respects and no Entity has:
(d)sold, leased, assigned or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge or other Lien, other than Permitted Liens, upon any material portion of its assets or property, in each case, outside the ordinary course of business;
(e)effected any recapitalization, reclassification, stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any stockholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;
(f)merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities, any line of business, or assets of, any other Person (other than to another Entity or advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of any Entity thereof in the ordinary course of business and other than account and trade payables issued in the ordinary course of business);
(g)made commitments for capital expenditures that have not yet been made as of the Closing Date in excess of $50,000 in the aggregate;
(h)granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Smith Intellectual Property other than in the ordinary course of business;
(i)suffered any event of damage, destruction, casualty loss or claim exceeding $50,000, individually or in the aggregate, in excess of amounts covered by applicable insurance (disregarding, for this purpose, any deductibles or retentions under such insurance);
(j)failed to maintain their respective material assets in good condition, normal wear and tear excepted, and in accordance with past practices of such Entity;
(k)made any changes to policies with respect to repairs, maintenance and purchasing and installation of tires, fuel and other replaceable operating supplies, or with respect to policies for the timing of any such repairs, maintenance and purchasing and installation;
(l)granted any increase in the amount of cash compensation, benefits, retention or severance pay to, or paid any special bonus to, any of its directors, officers or other senior executives or adopted, amended or terminated any Plan or Benefit Program;
(m)made any payment or commitment to pay any pension, retirement allowance or other employee benefit, any amount relating to unused vacation days, retention, severance or termination pay to any director, officer or employee, other than in the ordinary course of business consistent with past practice or as otherwise provided for in any such Plan or Benefit Program;
(n)made any material change in accounting, auditing or tax reporting methods, policies, or practices, including without limitation any change in depreciation or amortization policies or rates theretofore adopted by an Entity;

(o)made or revoked any material election with respect to Taxes of any Entity or changed its tax year;
(p)accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their Accounts Receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;
(q)delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses, or waived, settled, or compromised any accounts receivable, debt, or other rights, in each case, other than in the ordinary course of business in accordance with reasonable commercial practices; or
(r)amended its certificate of incorporation, bylaws, or other applicable equivalent organizational documents;
(s)authorized for issuance, issued, sold, pledged, encumbered or delivered, or agreed or committed to issue, sell, pledge, encumber, or deliver any of its capital stock, or issued any Options, or entered into any contract with respect to the issuance of, its capital stock;
(t)(A) incurred any material Indebtedness, or guaranteed any material indebtedness of another Person which would continue after the Closing Date, issued or sold any debt securities or warrants or other rights to acquire any debt securities, or guaranteed any debt securities of another Person or (B) made any loans, advances or capital contributions to, or investments in, any other Person (other than another Entity), in each case with respect to the foregoing clauses (A) and (B), other than an advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of an Entity in the ordinary course of business and other than account and trade payables incurred in the ordinary course of business;
(u)entered into any material operating lease;
(v)amended, canceled, or terminated any existing Real Property Lease, material lease in respect of Personal Property, or Business Contract, except in the ordinary course of business and except for renewals or non-renewals (including automatic terminations at the expiration of a term) in the ordinary course of business; or
(w)committed to do any of the foregoing.
1.01Real and Personal Properties.
(x)
(a)The Entitles do not own any Real Property.
(y)Schedule 3.08(b) contains a complete and accurate list of all leasehold interests (the “Real Property Leases”) in real property held by an Entity (the “Leased Real Property”), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each property covered thereby. The Entities have made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto. Schedule 3.08(b) contains a complete and accurate list of all leases pertaining to Personal Property, other than tractors and trailers (which are dealt with exclusively in the representations and warranties in Section 3.09), pursuant to which any Entity makes payment in excess of $50,000 annually.
(z)With respect to Personal Property and Leased Real Property:
(i)each Entity has good and marketable title to all Personal Property that is owned by such Entity, and/or has valid binding, and enforceable (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies) leaseholds in the Leased Real Property and all Personal Property that is leased by such Entity, free and clear of all Liens except Permitted Liens;
(ii)each Entity enjoys peaceful and undisturbed possession of the Leased Real Property and Personal Property that is leased sufficient for the operations and use by any Entity as currently conducted, as applicable, of such Leased Real Property and Personal Property that is leased;
(iii)each Real Property Lease and each lease in respect of Personal Property is in full force and effect in all material respects with respect to any Entity and with respect to any other party thereto;
(iv)no Entity, nor, to Smith’s Knowledge, any other party is in material breach or material default under any of the Real Property Leases or any material lease in respect of Personal Property, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof with respect to any Entity or with respect to any other party thereto, and none of the transactions contemplated hereby will constitute or create a default, event of default or right of termination thereunder;
(v)no Entity has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of any of the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and no such condemnation or taking is threatened or contemplated;
(vi)there are no condemnation or appropriation or similar proceedings pending, or threatened, against any of the Leased Real Property or the improvements thereon, which, if occurring, would reasonably be expected to be material to any Entity’s business and operations. Since January 1, 2019, no Entity has received written notice that any portion of the Leased Real Property, or any building or improvement located thereon, violates any law, including those laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation, and noise control, except for violations that would not reasonably be expected to be material to any Entity’s business. Except for the Permitted Liens, no Leased Real Property is subject to (A) any issued or proposed order or decree of any Governmental Authority (or threatened order or decree) or (B) any material building use restrictions or similar limitations;
(vii)Neither Seller nor any Entity owes any brokerage commissions or finder’s fees with respect to any Real Property Leases;
(viii)the possession and quiet enjoyment of the Leased Real Property by the Entities is not being disturbed; and
(ix)the buildings and structures located on the Leased Real Property and all Personal Property used in the business and operations of any Entity are sufficient for the continued conduct of the business and operations of the Entities immediately after the Closing in substantially the same manner as conducted prior to the Closing.
1.03Tractors and Trailers.
(b)Except as to damage that is fully accrued on the Latest Balance Sheet or for which a valid claim for insurance proceeds is pending, each of the tractors and trailers owned or leased by any Entity (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in substantial conformity with applicable warranty requirements and past practices of the Entity, (iii) has been maintained in the ordinary course of business consistent with past practice, (iv) meets all applicable operating condition requirements of the DOT, (v) has all major mechanical, electrical and other systems functioning properly, in each case, ordinary wear and tear excepted, and (vi) as of the Closing Date, has no physical damage that would impair an Entity’s use of such tractor or trailer and that would cost in excess of $10,000 (in the case of a tractor) or $5,000 (in the case of a trailer) to repair, ordinary wear and tear excepted.
(c)Each of the tractors and trailers (owned or leased) and in operation by any Entity is properly licensed and registered with applicable Governmental Authorities in accordance with permissible practices and applicable laws. Such Licenses and registrations are current. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid. No Entity has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Administration (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and, to Smith’s Knowledge, there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. Smith has made available to Buyer true, correct and complete copies of all public and non-public scores as of the Closing Date under the FMCSA's Compliance Safety Accountability program for each Entity, and Buyer has had the opportunity to ask questions and request information from the Entities regarding the non-public underlying data related to such scores as provided by the FMCSA.
(d)Since December 31, 2018, all tractors and trailers have been operated at all times in material compliance with applicable leases, secured notes, and other financing documents. All leased tractors and trailers satisfy the “turn-in” requirements under applicable leases, secured notes, and other financing documents such that no material penalty, reconditioning fee, or other amount (net of accruals or reserves for such turn-in requirements, penalties, reconditioning fees and other related amounts) would be owed if such leased tractors and trailers were returned at the Closing Date. Each leased tractor (and, if applicable, each leased trailer) has been operated within the mileage allowance of the applicable lease, prorated for the portion of the lease period that has expired, determined as of the Closing. Schedule 3.09(c)(i) contains a complete and accurate list of all leases (other than inter-Entity leases) pertaining to tractors and trailers, true and complete copies of which have been made available to Buyer. There are no material late fees, penalties, or other amounts owing under any tractor or trailer lease or other financing document, other than any current monthly payment that is not yet due. Schedule 3.09(c)(ii) sets forth all of the tractors and trailers (owned or leased) by each Entity at Closing.
(e)Schedule 3.09(d) sets forth a true and correct list of all tractors and trailers (owned or leased) by each Entity and out of service for repairs, with wrecked tractors and trailers owned or leased by each Entity separately noted, as of the day prior to the Closing Date.
1.10Contracts and Commitments.
(f)No Entity is a party, or subject, to any oral or written:
(i)agreement relating to any completed or pending business acquisition or divestiture since January 1, 2019;
(ii)bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(iii)stock option or similar plan;
(iv)contract (A) for the employment of any officer, individual employee or other person (other than any offer letter or oral at-will contract in the ordinary course of business), (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) that provides severance or other benefits for any person upon termination of such person’s employment with an Entity;
(v)agreement under which any Entity created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien (other than Permitted Liens) on any portion of any Entity’s assets;

(vi)guaranty of any Indebtedness;
(vii)lease or agreement under which it is lessee of or holds or operates any Personal Property owned by any other Person, for which the annual rental exceeds $50,000;
(viii)lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;
(ix)contract or group of related contracts with the same party for a required minimum purchase by any Entity of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $100,000 in the aggregate (other than purchase orders and transportation contracts entered into in the ordinary course of business);
(x)contract or group of related contracts with the same party for a required minimum sale by any Entity of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000 in the aggregate (other than sales orders and transportation contracts entered into in the ordinary course of business);
(xi)any other contract, lease or agreement that cannot be canceled by any Entity without penalty or further payment or obligation and without more than ninety (90) days' notice and with remaining fixed annual payments in excess of $50,000;
(xii)agreement containing covenants that in any way purport to restrict the right of any Entity to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers, or the solicitation or hiring of employees in any geographic area (other than customary confidentiality provisions);
(xiii)hedging arrangement or forward, swap, derivatives or futures contract;
(xiv)material fuel purchasing contract;
(xv)collective bargaining agreement with any labor organization that represents employees of any Entity;
(xvi) joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by any Entity with any other Person);
(xvii)material licensing agreement or other material contract or agreement with respect to Intellectual Property;
(xviii)agreement under which any Entity has made loans or advances to any other Person, and such advances or loans remain outstanding, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees independent contractors, and third-party transportation providers of any Entity in the ordinary course of business;
(xix)material contract or agreement with any consultant or employee or any current or former officer, director, stockholder or Affiliate of any Entity (other than a contract or agreement described in clause (iv) of this Section 3.10(a));
(xx)settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $50,000 or governmental monitoring, consent decree or reporting responsibilities;
(xxi)agreements with ongoing indemnity obligations or rights other than customary indemnities in commercial contracts, agreements or arrangements entered into in the ordinary course of business; or

(xxii)any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
(a)Each Entity has made available to Buyer a true, correct and complete copy of each written agreement set forth on the Disclosure Schedules in response to Section 3.10(a) or Section 3.13(a), including all modifications and amendments thereto, and has made available to Buyer a true, correct and complete written summary of each oral agreement listed on the Disclosure Schedules in response to Section 3.10(a) or Section 3.13(a). With respect to each agreement set forth on the Disclosure Schedule in response to Section 3.10(a) or Section 3.13(a), such agreement: (i) is valid and binding on such Entity and, to the Smith’s Knowledge, biding on the other parties thereto and in full force and effect in all material respects; (ii) will remain unmodified and in full force and effect immediately after the Closing without any right on the part of any counterparty, including with the passage of time or notice, or both, to terminate, modify or impose any penalty solely as a result of the transactions contemplated hereby; (iii) is and will remain, including with the passage of time or notice, or both, immediately after the Closing enforceable by each Entity party thereto in accordance with its respective terms; and (iv) no Entity, nor, to Smith’s Knowledge, any other party, is in material breach or default under such agreement. No Entity has received any written notice of the intention of any party to terminate any agreement listed on Schedule 3.10(a).
(b)Schedule 3.10(c) sets forth a list of the transportation contracts with the ten (10) largest customers (by consolidated revenue) of the Entities for 2021 (each, a “Material Customer” and collectively, the “Material Customers”), true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Customer Contracts”), and no Entity, nor, to Smith’s Knowledge, any other party, is in material breach or default under any such contract. No Material Customer has cancelled or terminated its Customer Contract with such Entity or Entities, as the case may be; no Material Customer has stopped or materially decreased, or has threatened in writing to stop or materially decrease, the rate of purchasing products or services from any Entity or otherwise has materially and adversely modified, or threatened in writing to materially and adversely modify, its Customer Contract with such Entity or Entities, as the case may be; other than bids that occur in the ordinary course of business, as of the Closing no Material Customer has provided any written notice to any Entity that it is seeking to materially and adversely change or renegotiate the pricing terms or terms of its Customer Contract with any Entity under which such Entity or Entities, as the case may be, is providing services or selling goods to such Material Customer; and no Entity is involved in any formal dispute with any Material Customer other than routine billing disputes with customers in the ordinary course of business.
(c)Schedule 3.10(d) sets forth a list of the contracts with the ten (10) largest vendors or suppliers (by consolidated expenses) of the Entities for 2021 (each a “Material Vendor” and collectively, the “Material Vendors”), true, correct, and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer (collectively, “Vendor Contracts”), and no Entity nor, to Smith’s Knowledge, any other party thereto, is in material breach or default under such Vendor Contract. No Material Vendor has cancelled or terminated its Vendor Contract with any Entity since the date of the Latest Balance Sheet; no Material Vendor has stopped or materially decreased, or has threatened in writing to stop or materially decrease, the rate of supplying materials, products or services to any Entity or otherwise has materially and adversely modified, or threatened in writing to materially and adversely modify, its Vendor Contract with any Entity since the date of the Latest Balance Sheet; as of the Closing, no Material Vendor has provided any written notice to any Entity that it is seeking to materially and adversely change or renegotiate the pricing terms or terms of its Vendor Contract with any Entity under which any Entity is receiving services or purchasing materials or goods from such Material Vendor; and no Entity is involved in any formal dispute with any Material Vendor other than routine billing disputes with customers in the ordinary course of business.
1.11Intellectual Property.
(a)All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing Intellectual Property, owned by any Entity (collectively, the “Registered Intellectual Property”), are set forth on Schedule 3.11(a)(i). All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Intellectual Property owned by the Entities (the “Smith Intellectual Property”) and the Intellectual Property licensed by the Entities from third parties is all of the Intellectual Property that is used by the Entities in the conduct of their business as currently conducted and as conducted during the twelve (12) month period preceding the Closing Date. Neither Seller nor any Affiliate of Seller (other than any Entity) has any rights in any Smith Intellectual Property.
(b)Each Entity owns and possesses all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used by it. The conduct of the business by each Entity as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; there are no pending actions alleging that any Entity is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Smith Intellectual Property owned by any Entity and used in business; and no Entity has received in the past three (3) years any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations. There are no outstanding judicial or administrative orders to which any Entity is a party or by which it is bound which restricts the rights to use any of the Smith Intellectual Property owned by any Entity or used in the business of any Entity.
(c)No present or former officer, director, employee or contractor of any Entity, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by any Entity, or the right to receive royalty or other payments for Intellectual Property used by any Entity. The Entities have taken reasonable steps to protect and, where applicable, maintain in confidence, trade secrets of each Entity and third parties, provided that the Entities do not generally obtain from employees, directors, officers and consultants confidentiality agreements between each Entity and such employees, directors, officers and consultants.
(d)All the IT Assets (i) are in operating order in all material respects, subject to ordinary wear and tear, and are fulfilling in all material respects the purposes for which they were acquired, licensed, or established in an efficient manner without material downtime or errors and are sufficient in all material respects for the current needs of the business of each Entity; (ii) have, since January 1, 2019, not experienced any unresolved material errors and/or breakdowns and, to Smith’s Knowledge, do not contain any virus, malware or other disabling code designed to disrupt, damage or interfere with the operation of such IT Assets; (iii) are located at an Entity’s facility or are otherwise in the possession of or under the control of an Entity; and (iv) are considered by each Entity to effectively perform in all material respects all information technology operations necessary to conduct business as it is currently conducted.
(e)No contract with annual payments exceeding $50,000 for the provision of any component of the IT Assets or related services from a third-party vendor is currently set to expire, terminate, or be renegotiated in the next year.
(f)The Entities have commercially reasonable disaster recovery plans, data back-up plans, technologies, procedures, and facilities for the IT Assets and have taken steps reasonable under the circumstances to safeguard and maintain the IT Assets utilized in the operation of such Entity’s business as presently conducted, including timely applying appropriate security updates and patches.

Since January 1, 2019, the IT Assets or disaster recovery plans, technologies, procedures, or facilities have not experienced a shutdown for a continuous period of twenty-four (24) hours or more.
(g)Each Entity (i) has pursuant to software licenses the number of users or seats used in the business of any Entity as currently conducted and (ii) each Entity owns or leases all Computer Systems that are necessary for the operation of its business as currently conducted.
(h)The Entities have possession of, or access to, all material Technology owned or licensed by any Entity and related to the operation of the business of any Entity as conducted as of the Closing and during the twelve (12) month period preceding the Closing Date.
(i)None of the Software owned and/or currently under development by any Entity is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of any Entity to use any Software or any portion thereof.
(j)The execution, delivery and performance by each Entity of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not result in any Person having the right to (other than as a result of the specific nature of Buyer or Parent or their respective businesses or financing arrangements):
(i)encumber or adversely affect the right to use any Intellectual Property presently owned or used by any Entity in the conduct of its business, as conducted as of the date hereof; or
(ii)cause any Entity to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered and performed or the transactions contemplated hereby had not been consummated.
(k)Since January 1, 2019, no Entity has received any written notices or complaints from any Person regarding any material Security Breaches or material Security Incidents and no Entity has experienced any material Security Breaches or material Security Incidents. Since January 1, 2019, no Entity has received any written complaints, claims, demands, or notices of investigation, from any Person (including any Governmental Authority or self-regulatory authority or entity) regarding an Entity’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Each Entity maintains systems and procedures reasonably intended to receive and respond to complaints regarding such Entity’s Processing of Personal Information.
(l)Since January 1, 2019, no Entity has received any written notices or complains from any Person regarding such Entity’s compliance with applicable Privacy and Security Requirements. Each Entity is, and since January 1, 2019, has been, in compliance in all material respects with all applicable Privacy and Security Requirements. Each Entity has made available to Buyer true, correct, and complete copies of all Privacy Policies and Privacy Contracts. Each Entity has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of such Entity in connection with the use and/or operation of its products, services, and business.
(m)Each Entity has implemented reasonable physical, technical, and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including such Entity’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.
(n)The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit any Entity’s rights to own, use, or Process any Personal Information used in and necessary for the conduct of its business.
1.1Litigation. There are no actions, suits or proceedings pending or, to Smith’s Knowledge, threatened, against any Entity, any of their assets, or any of their officers, directors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $50,000 has been established or any Entity’s maximum estimated liability is in excess of $50,000. No Entity is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority. Since January 1, 2019, no Entity has settled or received a final judgment concerning any outstanding action, suit or proceeding for an amount in excess of $100,000.
1.2Employee Benefit Plans.
(o)Schedule 3.13(a) lists each of the following that is sponsored, maintained or contributed to by any Entity for the benefit of employees, former employees, owner-operators, former owner-operators, “leased employees” (as defined in Section 414(n) of the Code), former “leased employees” (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants or similar representatives providing services to or for any Entity, or with respect to which any Entity has any liability:
(iii)each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”); and
(iv)each personnel policy, stock option plan, employee stock ownership plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding (a “Benefit Program or Agreement”).
(p)With respect to Seller as a Plan (the “ESOP”), Smith has made available to Buyer copies (as applicable) of (i) any correspondence from or to the IRS, Department of Labor, or other government agencies related to the ESOP, and a summary of any oral inquiries about the ESOP from those government agencies, (ii) a description of any lawsuits in which the ESOP or any of its fiduciaries (acting as fiduciaries) has been a party, (iii) any threatened litigation involving the ESOP that has not been definitively disposed of, (iv) all current service agreements (and any amendments) with vendors serving the ESOP or serving the company with respect to ESOP matters, (v) a description of any outstanding participant or plan service provider disputes involving the ESOP, including disputed claims for benefits made by plan participants or beneficiaries, (vi) a list of all fiduciaries to the ESOP, and in the case of employees or directors, their titles with respect to Smith, (vii) minutes for all meetings of the ESOP’s fiduciaries other than the Trustee, and any unanimous consents in lieu of meetings, (viii) all ESOP-related loan agreements, and the status of any shares purchased with borrowed monies, (ix) any employer stock purchase (or sale) agreements to which the ESOP has been a party, (x) any employer stock purchase (or sale) agreements to which the ESOP has been a party (other than a put by an ESOP participant to Smith under the terms of the ESOP), and the stock valuations used in connection with those, and (xi) all plan documents, plan amendments, trust agreements, and trust agreement amendments from inception of the ESOP. With respect to each other Plan, Smith has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) all determination letters or opinion letters received from the Internal Revenue Service, (iv) the latest financial statements and (v) the three most recent Form 5500 annual reports.
(q)No Plan is subject to Title IV of ERISA nor, after giving effect to the waivers contained in this Section 3.13(c), does any Plan provide for medical or life insurance benefits to retired or former employees of any Entity (other than (i) as required by law, including, without limitation, Code Section

4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment and (v) conversion rights). No Entity nor any ERISA Affiliate of any Entity sponsors, maintains, contributes to or has sponsored, maintained or contributed to (nor is any Entity or any ERISA Affiliate of any Entity obligated to contribute to), or has any current or potential obligation or liability under or with respect to (I) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (II) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (III) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code) or (IV) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Entity nor any ERISA Affiliate of any Entity is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA.
(r)With respect to Plans and Benefit Programs:
(i)Each Plan and Benefit Program complies, and has at all times complied, in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;
(ii)Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would jeopardize such Plan's qualified status;
(iii)The ESOP has been administered according to its terms and has been established, maintained and administered in accordance in all material respects with the Code, ERISA and other applicable laws, including, but not limited to, the requirements of Sections 401(a), 409 and 4975 of the Code and the regulations promulgated thereunder. The ESOP constitutes an “employee stock ownership plan” (as such term is defined in Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA). No corrections to the administration of the ESOP have been made or are required, and there are no voluntary correction requests in process with the U.S. Department of Labor, the IRS or any other Governmental Authority.
(iv)There are no actions, suits, or claims (other than claims in the ordinary course of business that do not involve any action or suit by or before any Governmental Authority or arbitration or mediation authority and domestic relations order proceedings) for benefits under such Plans pending or, to Smith’s Knowledge, threatened against any of the Plans, Benefit Programs or their assets;
(v)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement could (either alone or in conjunction with any other event) result in a requirement, to pay any Tax “gross-up” or similar “make-whole” payments to any employee of any Entity, including under Section 409A of Code or Section 4999 of the Code;
(vi)No Entity, nor any other Person has acted or failed to act in a manner that would result in imposition on any Entity of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(i)There is no matter pending, or to Smith’s Knowledge, threatened (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Guaranty Benefit Corporation;
(v) There are no current legal proceedings or, to Seller’s Knowledge, any threatened legal proceedings against the ESOP, any fiduciaries (within the meaning of ERISA) of the ESOP (with respect to their fiduciary duties to the ESOP), or any of the Entities in connection with its administration of the ESOP by current or former participants or beneficiaries, the U.S. Department of Labor or the IRS, and neither the U.S. Department of Labor nor the IRS is auditing or investigating the ESOP or has made inquiries about the form, establishment or administration of the ESOP or any transaction in which the ESOP engaged during the last five (5) full calendar years; and
(vi)No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(s)All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of any Entity, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the applicable Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the applicable Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by GAAP.
(t)Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to any Entity, except as to benefits accrued thereunder prior to such amendment or termination.
(u)No Plan or Benefit Program provides that payments pursuant to such Plan or Benefit Program may be made in securities of any Entity, or an ERISA Affiliate of any Entity, nor does any trust maintained pursuant to any Plan or Benefit Program hold any securities of any Entity, or any ERISA Affiliate of any Entity.
(v)Schedule 3.13(h) lists any Plans or Benefit Programs that, considered individually or considered collectively with any other such Plans or Benefit Programs, will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which any Entity is party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.
(w)Each Plan, Benefit Program or Agreement that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 3.09(a) has been maintained (both in form and operation) in accordance with Section 409A of the Code in all material respects.
(x)Schedule 3.13(j) contains a true and correct list of the name of each individual (including a covered employee, covered spouse or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any and all of each Entity’s Plans or Benefit Programs, and a copy of any COBRA notice and election forms related to such individuals.
(y)No Entity, nor, any ERISA Affiliate of any Entity has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the Internal Revenue Service or the Department of Labor.
(z)Each Entity, and each Plan or Benefit Program that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance in all material respects with the Healthcare Reform Laws, and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject any Entity, or any Health Plan, to material penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.
(aa)No Entity has any liability under Code Section 6056.
(a)All allocations of the Smith Stock (the “Shares”) and payments to participants of amounts in exchange for the Shares, if any, have been made in accordance with the terms of the ESOP, including the requirement that any allocation or sale or exchange of the Shares be made at a fair market value determined by an independent appraiser. No sale (or purchase) of the Shares by the ESOP to (or from) Smith or to (or from) any other disqualified person (within the meaning of Section 4975 of the Code) or party-in-interest (within the meaning of ERISA) has constituted a non-exempt prohibited transaction under Section 4975 of the Code or under ERISA; and each sale (or purchase) of the Shares by or to the ESOP has been made, with respect to any sale, for no less than (or, with respect to any purchase, no more than) adequate consideration (as that term is defined in Section 3(18) of ERISA). No sale (or purchase) of the Shares has, or will, result in an imposition of penalties upon Smith or the ESOP under Section 4978 of the Code or Section 4979A of the Code. There is not currently in effect any “verified written statement” signed by Smith or any predecessor in connection with any sale of the Shares to the ESOP under a Section 1042 transaction (within the meaning of Section 1042 of the Code). With respect to the ESOP, (i) allocations to participants were made in accordance with Section 409(b) of the Code, to the extent applicable under Section 409(a) of the Code; (ii) all Smith contributions to the ESOP were deductible under Section 404 of the Code for the year made; (iii) the voting requirements of the ESOP and Section 409(e) of the Code and the valuation requirements of Section 408(e) of ERISA have always been complied with and (iv) no allocations were ever made in violation of Sections 409(n) or 409(p) of the Code.
(b)No participant or beneficiary of the ESOP had or has any right to vote on the transactions contemplated by this Agreement, or any portion thereof, under the terms of the ESOP or applicable law.
(c)No fiduciary (within the meaning of ERISA) of the ESOP is indemnified by, or has any rights to indemnity from, any of the Entities or the ESOP for any fiduciary liability he, she or it may incur or may have incurred as a fiduciary of the ESOP. The Entities have complied in all material respects with their obligations under the ESOP and under ERISA and the Code with respect to the ESOP.
(d)The Entities and Seller have complied in all material respects with Section 409(p) of the Code and the Treasury Regulations thereunder. As of the Closing Date, Seller has not made any “prohibited allocations” within the meaning of Treasury Regulation Section 1.409(p)-1(b)(2) in violation of Section 409(p) or caused the incurrence of a nonallocation year as defined in Treasury Regulation Section 1.409(p)-1(c), or engaged in any other transaction that would result in any of the Entities or Seller being liable for excise tax under Section 4979A of the Code.
(e)All provisions of the Investor Rights Agreement among Smith, Bankers Trust Company of South Dakota, and the Barry F. Smith Trust U/A/D April 25, 2008, as amended, dated December 12, 2014 (the “Investor Rights Agreement”) have been complied with in all material respects.
1.12Insurance. Schedule 3.14 lists each insurance policy maintained by or otherwise covering each Entity and the insurer, coverage, policy limits and self-insurance or co-insurance arrangements by or affecting each Entity (the “Insurance Policies”). There is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriter of such Insurance Policy. None of the Insurance Policies will lapse or terminate by reason of the consummation of the transactions contemplated by this Agreement. With respect to each Insurance Policy, (i) such Insurance Policy is valid and binging and in full force and effect in accordance with its terms; (ii) no Entity is in material default with respect to its obligations thereunder; (iii) all premiums with respect thereto covering all current periods have been paid to the extent due; and (iv), since January 1, 2021, no written notice of a threat of a premium increase, requirement to increase self-insured retention, non-renewal, cancellation, termination, or denial of renewal has been received by any Entity with respect to any such Insurance Policy. No Entity has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy. No Entity has suffered an involuntary cancellation of any Insurance Policy in the past three (3) years. No Entity has any self-insurance or co-insurance program.
1.13Compliance with Laws. Since January 1, 2019, each Entity has complied in all material respects, with all applicable laws, rules, regulations, and orders of Governmental Authorities; no investigation or review by any Governmental Authority with respect to any Entity is pending or, to Smith’s Knowledge, threatened; each Entity has filed all material reports and has all material Licenses required to be filed with any Governmental Authority in connection with the conduct of its business as currently conducted as of the Closing; no Entity has material unclaimed property or escheatment obligation with any Governmental Authority with respect to any of the assets of such Entity under any applicable escheatment or unclaimed property laws; and no written notices have been received by any Entity since January 1, 2019 alleging (i) a violation of any laws, rules, regulations, or orders, or (ii) any obligation on the part of any Entity to bear all or any part of the cost of any remedial action of any nature.
1.14Environmental Matters.
(g)Since January 1, 2019, each Entity and their respective predecessors and Affiliates, has complied in all material respects, with all federal, state and local laws of Governmental Authorities concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (the “Environmental Laws”).
(ab)Schedule 3.16 sets forth all remedial obligations arising under Environmental Laws and relating to any Entity or its properties since January 1, 2019. No facts, events, or conditions relating to the past or present operations of any Entity will prevent, hinder, or limit in any material respect any Entity’s continued compliance with Environmental Laws, or give rise to any material remedial obligations or material liability of an Entity pursuant to Environmental Laws.
(ac)Each Entity holds, and during the past three (3) years, has been in compliance in all material respects with, all Licenses and other authorizations required under Environmental Laws, and made all material filings to the applicable Governmental Authorities applicable to the Entity thereunder, to carry on their respective businesses as conducted on the date hereof.
(ad)Since January 1, 2019, no Entity, nor any of their Affiliates, has received any written notice of, or entered into any order, indemnity agreement, settlement, judgment, injunction or decree involving material violations or material liabilities arising under Environmental Laws relating to any Entity or any of their respective facilities that remains pending or unresolved, including, without limitation, uncompleted, outstanding or unresolved liabilities or obligations or investigative, corrective or remedial obligations relating to or arising under Environmental Laws (including, relating to or arising from any release, threatened release or exposure to any Hazardous Materials).
(ae)There are no material actions, suits or proceedings pending or, to Smith’s Knowledge, threatened against any Entity, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and no Entity is subject to any outstanding material judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.
(af)Since January 1, 2019, no Entity, nor any of their Affiliates, has received any written notice from any Governmental Authority that such Entity is subject to any pending claim or remedial obligation (i) based upon any provision of any Environmental Law and arising out of any act or omission of such Entity or its Affiliates or (ii) arising out of the ownership, use, control, or operation by an Entity of any facility, site, area, or property from which there was a release of any Hazardous Materials.
1.3No Conflicts (Entities). The consummation of the transactions contemplated hereby do not (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, or other applicable equivalent organizational documents of any Entity, or with any resolution or authorization adopted by such Entity or any governing body or equity holders of such Entity; (ii) require any filing with, or the obtaining of any permit, authorization, consent, or approval of, any Governmental Authority or other third party by any Entity; (iii) violate, conflict with or result in a default under, or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any material note, mortgage, other evidence of Indebtedness of any Entity, guarantee by any Entity, material License, or Business Contract; (iv) result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of any Entity; or (v) violate any law, order, or decree applicable to any Entity.
1.15Sufficiency of and Title to Assets.
(a)The assets owned, used, leased (as lessee), or licensed (as licensee) by the Entities constitute all material assets used in connection with the business of the Entities, and such assets constitute all the assets necessary for the Entities to continue to conduct its business in the same manner as it is presently being conducted.
(b)The owned assets of the Entities are not subject to any Lien, except for Permitted Liens.
1.1Employee Relations. Since January 1, 2019:
(ag)no Entity has (i) been a party to any collective bargaining agreement or other contract with any labor organization that represents employees of any Entity; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;
(ah)there has not been any, and there are no ongoing or, to Smith’s Knowledge, threatened, union organizing activities involving employees of any Entity;
(ai)there has not been any, or, to Smith’s Knowledge, any threats of any, organized employee strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity or other labor dispute involving any Entity;
(aj)there has not been any proceeding relating to the alleged violation of any law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding relating to any alleged violation of any law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;
(ak)no Entity has committed a material unfair labor practice and there are no pending or, to Smith’s Knowledge, threatened unfair labor practice complaints pending against any Entity; and
(al)no Entity has implemented any employee layoffs or similar activities that required notice under the Worker Adjustment and Retraining Notification Act or any similar applicable law, and no such actions are currently planned or announced by any Entity.
1.16Drivers.
(h)No Entity:
(i)is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds;

(ii)holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver's services in trust for such driver; or
(iii)has any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.
(d)No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of any Entity’s accounts or restricts the use of proceeds thereof after receipt by any Entity.
(e)No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by any Entity to such driver.
(f)All payments by any Entity in respect of payables to drivers, whether pursuant to contract or otherwise, are made from an Entity’s general funds in the ordinary course of business.
1.4Licenses. Schedule 3.21 sets forth a correct and complete list of all material Licenses held by each Entity. Each Entity owns or possesses all material Licenses that are required to enable it to carry on its operations as presently conducted. No Entity is in material default or violation (and no event (including the execution of this Agreement and the consummation of the transactions contemplated hereby) has occurred (or pursuant to the Closing will occur) which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition, or provision of any such material License.
1.5Banking. Schedule 3.22 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which an Entity maintains safe deposit boxes, an account, lock box or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. No Entity has any outstanding Indebtedness other than the Indebtedness that will be taken into account in the final determination of the Final Aggregate Closing Consideration.
1.6Loans to Officers and Directors. No Entity has made any outstanding loans or advances, or provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer or director of any Entity, or to or for the benefit of any Immediate Family or Affiliate of such Persons.
1.7Fair Competition. No Entity, nor any of their respective directors or officers or, to Smith’s Knowledge, any of their employees, agents, or other representatives, in each such case, acting on their behalf, has offered or given anything of value to: (a) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (b) any customer or supplier of the Entities; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Person described in (a) or (b) above, in any such case, for the purpose of any of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Authority, customer, or supplier, or to affect or influence any act or decision of such Governmental Authority, customer or supplier to assist any Entity in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) constituting a bribe, kickback or illegal or improper payment to assist any Entity in obtaining or retaining business for, or with, or directing business to, any Person, in each such case in the foregoing clauses (i) through (iii) in violation of applicable law. No Entity has taken any action or made any omission in violation in any material respect of any applicable laws governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.
1.8Capital Expenditures; Dispositions. The capital expenditures of the Entities for tractors and trailers (including a description and amount for each unit) for the period January 1, 2021 through the end of the calendar month immediately preceding the Closing Date are set forth on Schedule 3.25(a), the dispositions of tractors and trailers (including a description and amount for each unit) by the Entities for the period January 1, 2020, through the end of the calendar month immediately preceding the Closing Date are set forth on Schedule 3.25(b), and all amounts due in respect of such dispositions have either been received or recorded as Accounts Receivable. No Entity has any contracts or commitments for the acquisition or disposition of any tractors or trailers after Closing.
1.9Taxes.
(i)Each Entity has duly and timely filed or caused to be duly and timely filed all federal income Tax Returns and other material Tax Returns that are or were required to be filed by or with respect to any Entity (taking into consideration all extended filing deadlines); all such Tax Returns filed by any Entity are true, correct and complete in all material respects; each Entity has paid, or made provision for the payment of, all Taxes that are or have become due for all periods covered by such Tax Returns, or pursuant to any assessment received by any Entity, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP, consistently applied) have been provided in the Financial Statements; and all Taxes that any Entity is obligated to withhold or pay from amounts paid or owing to any employee, independent contractor, creditor, Seller, or third party have been withheld, paid or properly accrued, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(am)Since January 1, 2015, Smith has been validly treated and, as of immediately prior to the Closing, Smith will be validly treated, in each case as an S corporation as defined in Section 1361(a)(1) of the Code for federal and applicable state income Tax purposes, and at all such times Smith was eligible for such treatment. Smith's S corporation election was timely filed and has not been superseded by any subsequent filing. Neither Smith nor Seller has taken any steps or actions, or failed to take any steps or actions, that would result in the failure of Smith to qualify as an S corporation, including agreements, distributions, or other facts that would result in a determination that Smith does not comply with Section 1361(b)(1)(D) of the Code and the Treasury Regulations promulgated thereunder. No agreement, arrangement, or understanding, oral or written, exists to circumvent the single class of stock requirement of Section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder. Each of the Entities other than Smith and any Entity disregarded for federal Tax purposes is, at all relevant times has been, and has made all required elections and notifications to be treated as, a qualified subchapter S subsidiary. Smith has not received any written correspondence from the IRS challenging its status as an S corporation. Smith has not, in the past five (5) years, (i) acquired assets from another corporation in which Smith’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Smith will not be as a result of the transactions contemplated by this Agreement subject to Tax pursuant to Section 1374 of the Code. Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(an)With respect to Taxes:
(i)there is no dispute or claim concerning any material Tax liability of any Entity raised by any taxing authority in writing;
(ii)no Entity has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency that is currently in force;
(iii)no Entity has requested or been granted an extension of the time for filing any Tax Return, which has not yet been filed;
(iv)no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority in writing against any Entity;
(v)there is no action, suit, taxing authority proceeding or audit now in progress or pending by or before any taxing authority, or, to Smith’s Knowledge, pending or threatened against or with respect to any Entity relating to Taxes;

(vi)no written claim has been made in the past three (3) years by a taxing authority in a jurisdiction where any Entity currently does not file Tax Returns that such Entity is or may be subject to taxation by that jurisdiction;
(vii)no power of attorney that is currently in force has been granted by an Entity with respect to any matter related to Taxes;
(viii)there are no Liens (other than the Liens for Taxes not yet due and payable or that are being contested in good faith and with respect to which appropriate reserves have been established in accordance with GAAP) on any of the assets of any Entity that arose in connection with any failure (or alleged failure) to pay any Tax;
(ix)none of the property owned by any Entity is held in an arrangement that is properly treated as a partnership for U.S. federal Tax purposes. No asset of any Entity is a debt obligation that (1) was issued with “original issue discount,” as defined in Section 1273 of the Code; (2) is an “applicable high yield discount obligation,” as defined in Section 163(i) of the Code; (3) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; (4) constitutes “corporation acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (5) is a “disqualified debt instrument,” as defined in Section 163(l)(2) of the Code;
(x) no Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (2) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) executed prior to the Closing; (3) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) entered into or created prior to the Closing; (4) installment sale or open transaction disposition made prior to the Closing; (5) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (6) prepaid amount received prior to the Closing; or (7) use of an improper method of accounting for a Pre-Closing Period;
(xi)no Entity is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). No Entity has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). No Entity has been a member of an affiliated, consolidated, combined or unitary group filing for federal or applicable state income Tax purposes;
(xii)no Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to qualify in whole or in part for tax-free treatment under Sections 355 or 361 of the Code in the three (3) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and
(i)no Entity has participated in any “listed transaction” within the meaning of Code § 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) (and all predecessor regulations) or, to Smith’s Knowledge, participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any other “reportable transaction”, (2) claimed any deduction, credit or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (3) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1. Each Entity has disclosed on its Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable state, local or foreign law).
1.17Affiliated Transactions. No director, officer, stockholder or Affiliate of any Entity (other than another Entity), nor any individual in such director’s, officer’s Immediate Family or any entity controlled by any such director, officer, stockholder, or Affiliate of any Entity (other than another Entity), (i) is a party to or has any material beneficial interest in any contract, agreement, commitment or transaction with or (except under terms of employment, as applicable) provides any services to any Entity, (ii) has any interest in any tangible or intangible property used by any Entity or (iii) owns, directly or indirectly, any material interest in any Person that is a material client, supplier, customer, lessor, lessee, or competitor of any Entity in any material respect (it being agreed that the ownership of no more than three percent (3%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 3.27).
1.18Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Smith or any other Entity.
Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the Closing Date:
1.03Good Standing. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Iowa. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.
1.04Power and Authority; Authorization. Buyer and Parent have all requisite corporate power and authority to execute and deliver Buyer Transaction Documents and to perform their obligations thereunder. The execution, delivery and performance of Buyer Transaction Documents by Buyer and Parent and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent, and no other corporate proceedings on Buyer's or Parent’s part are necessary to authorize the execution, delivery or performance of Buyer Transaction Documents.
1.05Enforceability. This Agreement has been duly executed and delivered by Buyer and Parent, and assuming that this Agreement is a valid and binding obligation of Seller and each Entity, this Agreement constitutes a valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each other Buyer Transaction Document, when executed and delivered by Buyer will be duly executed and delivered by Buyer and assuming that such other Buyer Transaction Documents are valid and binding obligations of the other parties thereto, each such Buyer Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.
1.06No Conflicts. The execution, delivery and performance of Buyer Transaction Documents by Buyer and Parent and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer or Parent, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer's or Parent’s certificate of incorporation, bylaws, other applicable equivalent organizational documents, or any agreement or instrument to which Buyer or Parent is bound, or any law, statute, rule or regulation or order, judgment or decree of any Governmental Authority to which Buyer or Parent is subject.

1.07Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent, except those that will be satisfied or otherwise borne by Buyer or Parent.
1.08Investment Representation. Buyer is acquiring the Smith Stock for its own account with the intention of holding such Smith Stock for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.
1.09R&W Insurance Policy. Buyer has delivered to Seller a true, accurate and complete copy of the conditional binder agreement for the R&W Insurance Policy and the form of the R&W Insurance Policy. The conditional binder agreement for the R&W Insurance Policy is in full force and effect and is a legal, valid, binding and enforceable obligation of Buyer, and to Buyer’s Knowledge, the insurer(s) party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies. The R&W Insurance Policy includes a waiver of subrogation rights with respect to Seller and other Affiliates of the Entities except in the case of Fraud.
1.010Exclusive Representations and Warranties of Seller. Buyer acknowledges and agrees that Seller has not made, and Buyer is not relying upon, any representations or warranties whatsoever regarding the subject matter of this Agreement or the transactions contemplated hereby, express or implied, except as provided in this Agreement and the documents executed in connection with this Agreement or the Transaction Documents, and that Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or the transactions contemplated hereby, express or implied, whether by Seller, any Entity, or any of their respective shareholders, members, directors, officers, managers, employees, attorneys, accountants, brokers or other agents, except for the representations and warranties of Seller set forth in Article 2 or Article 3 of this Agreement.
Article 5
INDEMNIFICATION
1.04Indemnification Obligations of Seller. Subject to the provisions of this Article 5, from and after the Closing, Seller shall indemnify and hold harmless Buyer and each of its Affiliates (including Smith) and their respective successors, assigns, officers, directors, employees, representatives, attorneys, and agents (each a, “Buyer Indemnified Party”, and collectively, the “Buyer Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Buyer Indemnified Parties as a result of, arising from, in connection with, by virtue of or related to:
(a)any breach or inaccuracy of, or any misrepresentation with respect to, any representation or warranty made by Seller or Smith in this Agreement or contained in any certificate delivered to Buyer pursuant to any provision of this Agreement;
(b)any nonfulfillment or breach of any covenant, agreement or undertaking made by Seller in this Agreement or in any other Transaction Document;
(c)any Seller Taxes; and
(d)any matters set forth on Schedule 5.01(d) (the “Special Escrow Matters”).
The Losses of the Buyer Indemnified Parties described in this Section 5.01 as to which the Buyer Indemnified Parties are entitled to indemnification from Seller pursuant to this Article 5 are collectively referred to as “Buyer Losses”.
1.011Indemnification Obligations of by Buyer. Buyer shall indemnify and hold harmless Seller and each of its respective Affiliates and its respective successors, assigns, officers, directors, employees, representatives, attorneys, and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Seller Indemnified Parties as a result of, arising from, in connection with, by virtue of or related to:
(e)any breach or inaccuracy of, or misrepresentation with respect to, any representation or warranty made by Buyer in this Agreement or contained in any certificate delivered to Seller pursuant to any provision of this Agreement;
(f)any Transfer Taxes that are the obligation of Buyer; and
(f)any nonfulfillment or breach of any covenant, agreement or undertaking made by Buyer in this Agreement or in any other Transaction Document.
The Losses of the Seller Indemnified Parties described in this Section 5.02 as to which the Seller Indemnified Parties are entitled to indemnification from Buyer pursuant to this Article 5 are collectively referred to as “Seller Losses”.
1.01Indemnification Procedure.
(a)In the event that any Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) entitled to any indemnification under this Article 5 receives written notice of the assertion of any claim or demand made by any Person (other than any Buyer Indemnified Party or Seller Indemnified Party, as applicable) (the “Unaffiliated Person”) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof within ten (10) days upon receipt to the party hereto from whom the Indemnified Party intends to seek indemnification pursuant to this Article 5 (the “Indemnifying Party”), which such written notice shall include a copy of such claim or demand, material supporting documentation for such Third-Party Claim in the possession or within the control of the Indemnified Party, all material written communication between the Indemnified Party and the Unaffiliated Person regarding the Third-Party Claim, any other material details known to the Indemnified Party with respect thereto and the basis for the indemnification claim and an estimate of the associated Losses to the extent reasonably capable of estimation; provided, however, that the failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
(b)If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall, to the extent the insurer assumes the defense under the terms and conditions of the R&W Insurance Policy, be entitled to participate in the defense thereof, at such Indemnifying Party’s expense, and if it so chooses and delivers written notice thereof to the Indemnified Party within the earlier of (x) thirty (30) days following its receipt from the Indemnified Party of written notice of such Third-Party Claim in compliance with Section 5.03(a) of this Agreement and (y) ten (10) days before the due date for the answer or response to the Third-Party Claim is due, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume and conduct the defense of such Third-Party Claim if such Third-Party Claim (i) seeks equitable relief (except where such equitable relief is immaterial in nature and merely incidental to a primary claim or claim of monetary damages), or (ii) involves, or is reasonably expected to involve, criminal charges or a criminal investigation. If an Indemnifying Party so elects to assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. For avoidance of doubt, the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with the terms hereof will constitute Losses if, and only if, the Indemnifying Party is otherwise obligated to indemnify the Indemnified Party for such Third-Party Claim pursuant to this Article 5. If the Indemnifying Party assumes the defense of any Third-Party Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution of such Third-Party Claim. If the Indemnifying Party is controlling the defense of any Third-Party Claim, then the Indemnifying Party shall not be entitled to settle such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that the Indemnified Party may withhold its consent to any such settlement in its sole discretion (and such withholding shall not be deemed to be unreasonable) if, pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnified Party or any Affiliate thereof or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim, or such Indemnified Party shall have to pay a portion of the settlement. If Seller shall not have assumed the defense of a Third-Party Claim, no Buyer Indemnified Party shall admit any liability (other than giving truthful testimony in a legal proceeding or as required by applicable law) with respect to, or settle, compromise, or discharge, any Third-Party Claim without the prior written consent of Seller’s Representative (which consent shall not be unreasonably withheld, conditioned, or delayed).
(c)If an Indemnified Party claims a right to payment pursuant to this Article 5 not involving a Third-Party Claim covered by Sections 5.03(a) and (b), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim and an estimate of the associated Losses to the extent reasonably capable of estimation. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation, or otherwise), if any, and, within five (5) Business Days of the final determination of the merits and amount of such claim, if any, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder, if any, subject to the limitations of Section 5.05.
1.02Claims Period.
(a)With respect to Buyer Losses arising under (i) Section 5.01(a) (with respect to Non-Fundamental Representations), the Claims Period shall begin as of and survive the Closing and terminate on the first (1st) anniversary of the Closing; (ii) Section 5.01(a) (with respect to Fundamental Representations), the Claims Period shall begin as of and survive the Closing and terminate on the third (3rd) anniversary of the Closing, (iii) Section 5.01(b), the Claims Period shall begin as of and survive the Closing and terminate on the date one year after the expiration of the applicable term of such covenant, agreement, or undertaking or after the date such covenant, agreement, or undertaking has been completed, (iv) Section 5.01(c), the Claims Period shall begin as of and survive the Closing and terminate on the third (3rd) anniversary of the Closing, and (v) Section 5.01(d), the Claims Period shall begin as of and survive the Closing and terminate on the second (2nd) anniversary of the Closing.
(b)With respect to Seller Losses arising under (i) Section 5.02(a), the Claims Period shall begin as of and survive the Closing and terminate on (A) the third anniversary of the Closing Date with respect to the representations and warranties contained in Sections 4.01, 4.02, 4.03 and 4.05, and (B) the first anniversary of the Closing Date with respect to all other representations and warranties made by Buyer, and (ii) Section 5.02(b), the Claims Period shall begin as of and survive the Closing and terminate on the date one year after the expiration of the applicable term of such covenant, agreement, or undertaking or after the date such covenant, agreement, or undertaking has been completed.
No claim for indemnification can be made after the expiration of the applicable Claims Period; provided, however, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. The parties hereto hereby acknowledge and agree that the Claims Periods are contractual limitations periods and certain of the Claims Periods may shorten or lengthen the applicable statute of limitations period that may have otherwise applied but for such Claims Periods.
1.03Liability Limits.
(d)Notwithstanding anything to the contrary set forth in this Agreement, Seller’s obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against Buyer Losses shall not exceed the following amounts: (i) with respect to all Losses subject to indemnification under Section 5.01(a) relating to breach or inaccuracy by Seller of any of the Fundamental Representations, an

amount equal to one hundred percent (100%) of the R&W Retention Amount with respect to any such Losses, (ii) with respect to all Losses subject to indemnification under Section 5.01(a) relating to breach or inaccuracy of any of the Non-Fundamental Representations, an amount equal to fifty percent (50%) of the R&W Retention Amount with respect to any such Losses, (iii) with respect to Losses subject to indemnification under Section 5.01(d), an amount equal to $2,500,000; and (iv) with respect to all Losses subject to indemnification under Sections 5.01(a), (b), (c), and (d) in the aggregate, the amount of such Losses not to exceed the Indemnification Escrow Amount.
(e)For purposes of computing the aggregate amount of claims against Seller, the amount of each claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by Seller pursuant to Section 5.01 shall be limited to, the amount of Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received from any third party with respect thereto.
(f)In any case where a Buyer Indemnified Party recovers from Unaffiliated Persons any amount in respect of a matter with respect to which Seller has indemnified it pursuant to this Agreement, such Buyer Indemnified Party shall, and Buyer shall cause such Buyer Indemnified Party (if not Buyer) to, promptly pay over to Seller’s Representative (on behalf of, and for distribution to, Seller) the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery) that would result in recovery by such Buyer Indemnified Party in excess of its Losses with respect thereto, but not in excess of the sum of (i) any amount previously so paid by Seller to or on behalf of the Buyer Indemnified Party in respect of such matter, and (ii) any amount expended by Seller in pursuing or defending any claim arising out of such matter.
(g)Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no obligation to indemnify any Buyer Indemnified Party pursuant to Section 5.01(a) with respect to any Non-Fundamental Representation unless and until the aggregate amount of all Losses resulting from breaches, inaccuracies or misrepresentations in respect of such Non-Fundamental Representations exceeds fifty percent (50%) of the R&W Retention Amount (the “Deductible”), and then Seller’s obligations to indemnify any Buyer Indemnified Party pursuant to Section 5.01(a) in respect of Non-Fundamental Representations shall be limited to the aggregate amount of Losses in excess of the Deductible resulting from breaches, inaccuracies or misrepresentations of such Non-Fundamental Representations.
(h)For purposes of determining both the failure of any representation or warranty to be true and correct and calculating Buyer Losses hereunder, any qualifications in the representations and warranties herein as to “materiality”, “Material Adverse Effect” or words of similar import shall be disregarded.
(i)Losses are to be determined without duplication to ensure that the Indemnified Party does not recover more than the aggregate Losses payable by the Indemnifying Party arising out of the same set of facts or circumstances, irrespective of whether such set of facts or circumstances constitutes a breach of or inaccuracy in more than one representation, warranty, covenant, agreement, or undertaking. No Loss shall be recoverable under this Article 5 to the extent that such Loss was taken into account in the determination of the Final Aggregate Closing Consideration.
1.04Recovery Priority; Source of Recovery.
(a)Any indemnification of the Buyer Indemnified Parties pursuant to Section 5.01(a) or Section 5.01(c) shall be delivered to Buyer as follows: (i) first, from the Indemnification Escrow Funds to the extent of (A) the entire R&W Retention Amount, with respect to breaches or inaccuracies in Fundamental Representations or with respect to Seller Taxes, and (B) fifty percent (50%) of the R&W Retention Amount, with respect to breaches or inaccuracies in Non-Fundamental Representations (provided that in no event shall the aggregate amount delivered to Buyer from the Indemnification Escrow Funds pursuant to this clause (i) exceed the R&W Retention Amount); (ii) second, to the extent applicable, from R&W Funds in accordance with the terms of the R&W Insurance Policy; and (iii) third, to the extent applicable, from remaining Indemnification Escrow Funds in accordance with the terms of the Escrow Agreement. For Buyer Losses covered by the R&W Insurance Policy or any other applicable insurance policy, the Buyer Indemnified Parties will use reasonable best efforts to pursue a claim under the R&W Insurance Policy or such other applicable insurance policy prior to or contemporaneously with seeking indemnification hereunder or the release of any Indemnification Escrow Funds.
(a)Any indemnification of the Buyer Indemnified Parties pursuant to Article 5 (other than as set forth in Section 5.06(a)) shall be delivered to Buyer from the Indemnification Escrow Funds in accordance with the terms of the Escrow Agreement. Buyer and Seller’s Representative shall jointly instruct the Escrow Agent to release any applicable amount of Indemnification Escrow Funds pursuant to the terms of this Section 5.06 within five (5) days after the determination thereof.
1.012Exclusive Remedies. Except for (a) Fraud, (b) equitable remedies to which an Indemnified Party is entitled, including pursuant to Section 8.20, and (c) determinations by the Independent Accountant under Section 1.02 and Section 6.01, the provisions of this Article 5 set forth the exclusive rights and remedies of the parties to seek or obtain recovery of Losses or any other remedy or relief whatsoever from any party hereto or thereto with respect to matters arising under or relating to the subject matter of this Agreement or the subject matter of any of the other Transaction Documents.
1.013Obligations to Mitigate Damages. Each Indemnified Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to mitigate all Losses recoverable under this Article 5 upon and after becoming aware of any event that would reasonably be expected to give rise to such Losses.
1.014Release of Escrowed Amounts. Each of Seller’s Representative and Buyer, as parties to the Escrow Agreement, shall execute joint written instructions to the Escrow Agent within three (3) Business Days following (i) the first anniversary of the Closing, which instructions shall provide for the release of funds in an amount equal to the amount by which the initial R&W Retention Amount has been reduced, plus $1,250,000, less the amount of any unresolved indemnity claims made in respect of Section 5.01(a), to Seller’s Representative or the Seller Escrow Parties from the Indemnification Escrow Account, (ii) the second anniversary of the Closing, which instructions shall provide for the release of $1,250,000, less the amount of any unresolved indemnity claims made in respect of Section 5.01(d), to Seller’s Representative or the Seller Escrow Parties from the Indemnification Escrow Account, (iii) the third anniversary of the Closing, which instructions shall provide for the release of all remaining Indemnification Escrow Funds in excess of the amount of any unresolved indemnity claims made in respect of Section 5.01 to Seller’s Representative or the Seller Escrow Parties from the Indemnification Escrow Account, and (iv) the resolution of any previously unresolved indemnity claim made in respect of Section 5.01, which instructions shall provide for the release of the applicable amount of the Indemnification Escrow Funds to the applicable party or parties in accordance with such resolution. All amounts released from the Escrow Accounts pursuant to this Section 5.09 to Seller’s Representative shall be further distributed to the Seller Escrow Parties in accordance with their respective Escrow Allocation Percentages, and all such amounts released directly to Seller Escrow Parties shall be released to them in accordance with their respective Escrow Allocation Percentages; provided, however, that in each such case (and in the case of the release of any funds from the Seller’s Representative Expense Account to the Seller Escrow Parties pursuant to Section 8.16(g)) any such released amounts that are subject to payroll withholdings pursuant to applicable Law shall first be delivered (in gross amounts based on the applicable Escrow Allocation Percentages) to the payroll account of Smith or one of its Affiliates and then processed as soon as practicable through the payroll system of Smith or such Affiliate. Smith or such Affiliate shall then promptly pay to the applicable Seller Escrow Party the portion of such released amount remaining after the withholding of all legally required payroll taxes. The joint written instructions submitted by Buyer and Seller’s Representative to the Escrow Agent pursuant to this Section 5.09 (and the written instructions submitted by Seller’s Representative to the Escrow Agent in connection with any release of any funds from the Seller’s Representative Expense Account to the Seller Escrow Parties) shall provide for the release from the applicable Escrow Account (or the Seller’s Representative Expense Account) to the payroll account of Smith or such Affiliate (solely for the benefit of Smith or such Affiliate) of an additional amount equal to the employer portion of payroll taxes payable by Smith or such Affiliate in connection with the processing of such amounts distributable to such Seller Escrow Parties.
1.10Tax Treatment. The parties hereto shall treat each payment made under this Article 5 as an adjustment to the Final Aggregate Closing Consideration for Tax purposes, unless a final

“determination” (as that term is defined for purposes of Section 1313 of the Code or corresponding applicable state law) with respect to any such payment causes such payment not to be treated as an adjustment to the Final Aggregate Closing Consideration for Tax purposes.
Article 6
ADDITIONAL AGREEMENTS
1.015Tax Matters.
(a)Except as otherwise provided in this Section 6.01(a), Buyer will prepare or cause to be prepared all Tax Returns of each Entity required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods, including, without limitation, all income Tax Returns of each Entity filed or required to be filed after the Closing Date (“Income Tax Returns”) for all Pre-Closing Periods. Such Tax Returns, to the extent relating to Straddle Periods or Pre-Closing Periods, will be prepared in compliance with the past practice of the relevant Entity in filing its Tax Returns. At least ten (10) days prior to the date on which each such Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Buyer will submit such Tax Return to Seller’s Representative for review and comment, and shall make such revisions to such Tax Returns as Seller’s Representative reasonably requests, with any disputes regarding such revisions resolved through procedures analogous to those applicable to determining the Final Aggregate Closing Consideration. Upon finalization of the Tax Return, Buyer will cause such Tax Return to be timely filed and will provide a copy to Seller’s Representative.
(b)In completing any Income Tax Returns for the Tax period ending on the Closing Date and any Straddle Period, the Indebtedness, Transaction Expenses and any other applicable expenses of each Entity associated with the transactions contemplated hereby will be deducted on such Income Tax Returns to the fullest extent permitted by applicable Law, as determined pursuant to Section 6.01(a), with any disputes regarding the period of deductibility to be resolved pursuant to procedures analogous to those applicable to determining the Final Aggregate Closing Consideration.
(c)In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:
(i)in the case of Taxes other than those imposed on a periodic basis with respect to the assets or capital of any Entity, deemed equal to the amount that would be payable if the Tax period of such Entity ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of each Entity, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire period.
(d)Buyer, each Entity, Seller’s Representative and Seller will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to Section 6.01(a) or this Section 6.01(d) and any audit, litigation, inquiry, investigation, claim or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of each Entity for any Pre-Closing Period. Each of Seller’s Representative and Buyer agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax in respect of an Entity for a Pre-Closing Period that could be imposed on Buyer, Seller or any Entity, including, but not limited to, with respect to the transactions contemplated hereby. Seller and each Entity will (i) retain all books and records with respect to Tax matters pertinent to each Entity relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or each Entity, as the case may be, will allow the other party to take possession of such books and records.
(e)Any Tax refunds that are received by Buyer or its Affiliates (including the Entities after the Closing), and any amounts credited against Taxes to which Buyer or its Affiliates may become entitled, that relate to Pre-Closing Periods or portions thereof ending on the Closing Date for any Straddle Period, other than any such Tax refund that was included in the determination of the Aggregate Closing Consideration (which will be for the account of, and paid over promptly to, Seller), will be for the account of Buyer.
(f)All transfer, documentary, sales, use, stamp, registration or other similar Taxes imposed on Seller or any Entity directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes (other than any Transfer Taxes or penalties or interest in respect thereof that are attributable to the Section 338(h)(10) Election, which will be borne entirely by Buyer) will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Buyer will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes. Buyer and Seller will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns. Seller’s portion of such Transfer Taxes will be paid from the Aggregate Closing Consideration and will be retained by Buyer at Closing for such purposes.
(g)Smith and Seller will join with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election under applicable state, local, or foreign Tax law with respect to the purchase and sale of Smith Stock hereunder (collectively, the “Section 338(h)(10) Election”). Buyer will prepare or cause to be prepared and file or cause to be filed the Section 338(h)(10) Election. Buyer and Seller will comply fully with all filing and other requirements necessary to effectuate the Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the Section 338(h)(10) Election, including the exchange of information and the joint preparation and filing of IRS Form 8023 and IRS Form 8883 (and all supplements thereto). At the Closing, Seller will deliver to Buyer an executed IRS Form 8023.
(h)Buyer and Seller agree that the Final Aggregate Closing Consideration and the liabilities of Smith (plus other relevant items) will be allocated to the assets of Smith for all purposes (including Tax and financial accounting) in accordance with the principles set forth on Schedule 6.01(h) (such allocation, the “Section 338(h)(10) Allocation”). The Buyer and Seller agree to act in accordance with the Section 338(h)(10) Allocation in the preparation and filing of all Tax Returns and in the course of any Tax Proceeding relating thereto, except as may be required by applicable law.
(i)Buyer will provide Seller’s Representative with a proposed Section 338(h)(10) Allocation not more than ninety (90) days after the Closing. The Section 338(h)(10) Allocation will become final and binding on the parties hereto thirty (30) days after Buyer provides the Section 338(h)(10) Allocation to Seller’s Representative unless Seller’s Representative delivers notice of its disagreement (an “Allocation Notice of Disagreement”) to Buyer on or prior to such date. The Allocation Notice of Disagreement must identify with specificity each item in the Section 338(h)(10) Allocation that Seller’s Representative disagrees with and Seller’s Representative must prepare an alternative Section 338(h)(10) Allocation. If Seller’s Representative timely delivers an Allocation Notice of Disagreement, then the Section 338(h)(10) Allocation will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Seller’s Representative resolve in writing all differences they have with respect to the matters specified in the Allocation Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.
(j)During the thirty (30) days following delivery of an Allocation Notice of Disagreement, Buyer and Seller’s Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Allocation Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Seller’s Representative will submit such dispute to the Independent Accountants for resolution of all matters which remain in dispute which were included in the Allocation Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Section 338(h)(10) Allocation in accordance with the terms of this Agreement (with it being understood that Buyer and Seller’s Representative will request that the Independent Accountants deliver to Buyer and Seller’s Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Seller’s Representative. The Independent Accountants' determination will be based solely on written materials submitted by Buyer and Seller’s Representative (i.e., not on independent review) and on the definitions of “Section 338(h)(10) Allocation” (and related definitions) included herein and the provisions of this Agreement. The costs and expenses of the Independent Accountants will be allocated equally between Buyer, on the one hand, and Seller, on the other hand, and Buyer, on the one hand, and Seller, on the other hand, will each bear 50% of the Independent Accountants' costs and expenses.
(k)The parties hereto agree to be bound by the Section 338(h)(10) Allocation, will take no action inconsistent with the Section 338(h)(10) Election or the Section 338(h)(10) Allocation for the purpose of all Tax Returns filed by them, and will not voluntarily take any action inconsistent therewith unless required by applicable law. In the event of any Tax Proceeding that impacts the Section 338(h)(10) Election and the Section 338(h)(10) Allocation, the party receiving notice of such Tax Proceeding will promptly notify the other parties thereof and take all commercially reasonable efforts to defend the validity and accuracy of the Section 338(h)(10) Election and Section 338(h)(10) Allocation.
(l)If, subsequent to the Closing, Buyer or any of its Affiliates (including the Entities after the Closing) receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Period or any Straddle Period, then within fifteen (15) days after receipt of such notice, Buyer will promptly notify Seller’s Representative of such notice in writing. Buyer will have the right to control the conduct and resolution of any Tax Proceeding, provided that Buyer (i) will keep Seller’s Representative reasonably informed of the progress of such Tax Proceeding and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Seller’s Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, and provided, further, that Seller’s Representative will have the right to participate, at Seller’s expense and with counsel of its choosing, in the conduct and resolution of any such Tax Proceeding. In the event of any conflict or overlap between the provisions of this Section 6.01(l) and Section 5.03, the provisions of this Section 6.01(l) will control.
1.016Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
1.017Access to Books and Records. From and after the Closing, Buyer will cause the Entities to provide Seller’s Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with any Entity’s business) and with advance written notice to Buyer, to the books and records of each Entity with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, Seller’s Representative and its authorized representatives are not entitled to access, review, examine or copy any books and records of any Entity containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to Seller’s Representative’s duties relating to this Agreement and Seller’s Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to such Entity. Unless otherwise consented to in writing by Seller’s Representative, Buyer will not, and Buyer will not permit any Entity, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any books or records of the Entities, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller’s Representative such books and records or such portions thereof.
1.018Repayment of Guarantied Obligations; Release of Guaranties. From and after the Closing, Buyer will either (i) cause all pre-Closing Affiliates of Smith to be released from all personal guaranties under, or (ii) cause to be repaid without any liability on the part of the such pre-Closing Affiliates of Smith, all of the Indebtedness of each Entity and each Entity’s Subsidiaries included in the calculation of Estimated Aggregate Closing Consideration, which Indebtedness has been personally guaranteed by any of such pre-Closing Affiliates of Smith, and indemnify, defend and hold harmless such pre-Closing Affiliates of Smith from and against any and all claims made against such Person in connection with any such guaranties.
(m)At or prior to Closing, Smith will have caused each Entity and each Entity’s Subsidiaries to be released from all guaranties and other obligations (and any related pledge or security agreements) pursuant to documentation satisfactory to Buyer in its discretion, relating to all Indebtedness other than Indebtedness taken into consideration in the calculation of Estimated Aggregate Closing Consideration and Indebtedness associated with Permitted Liens.
1.08Limitation on Damages. For the avoidance of doubt, and except where otherwise specifically permitted by this Agreement, any claims brought by Buyer, Parent, and any other Buyer Indemnified Party under this Agreement, including without limitation any claims arising out of matters set forth in this Article 6, shall be made in accordance with Article 5 of this Agreement, and subject to the limitations set forth therein, including without limitation Section 5.07(b).
1.09 Schneider Downs Audit and Consent. Smith will use its reasonable best efforts to (i) ensure the completion of Schneider Downs & Co., Inc.’s audit of the Entities’ Year-end Financial Statements for the years ended December 31, 2021, and December 31, 2020 within sixty (60) days of Closing, and (ii) obtain the consent of Schneider Downs & Co., Inc. to inclusion of the Entities’ Year-end Financial Statements for the years ended December 31, 2021, and December 31, 2020, in Parent's filings with the SEC.
1.010Director and Officer Insurance.
(n)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by any Entity now existing in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer, manager or director of any Entity or a fiduciary of a benefit plan sponsored by any Entity, as provided in the governing documents of the Entities as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. Neither Buyer nor Smith shall amend, and each shall prohibit any other Entity from amending, any such provision of any governing documents of any Entity in any manner that would adversely affect any such officer, manager, director or fiduciary.
(o)The Entities shall obtain as of the Closing, and Buyer shall cause to be maintained in effect for a period of not less than six (6) years following the Closing Date, “tail” insurance policies with a claims period of six (6) years from the Closing Date and with at least the same coverage, but in an aggregate amount of $20,000,000, and containing terms and conditions that are not less advantageous to the directors, managers, officers and fiduciaries of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). Seller shall bear the entire amount of the costs of such tail insurance policies, and such costs shall constitute Transaction Expenses if not paid prior to the Measurement Time.
(p)The obligations of Buyer and Smith under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any officer, manager, director or fiduciary to whom this Section 6.07 applies without the consent of such affected officer, manager, director or fiduciary (it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 6.07, each of whom may enforce the provisions of this Section 6.07).
(q)In the event that Buyer or any Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or any such Entities, as the case may be, shall assume all of the obligations set forth in this Section 6.07.
1.019Maintenance of R&W Insurance Policy. From and after the date hereof, Buyer shall maintain in effect the R&W Insurance Policy, and shall not amend the R&W Insurance Policy in a manner adverse to Seller without the prior written consent of Seller’s Representative.
1.020Employee Benefits.
(r)Until at least December 31, 2022, Buyer agrees to provide, or shall cause the Entities to provide, each employee who continues in the employment of the Entities after the Closing ((but excluding any employees subject to employment agreements in effect after the Closing, the terms of which shall control) each, a “Continuing Employee”) with (i) base compensation that is no less favorable than the compensation provided to the Continuing Employee immediately prior to the Closing; and (ii) employee benefits, perquisites and other terms and conditions of employment that are substantially comparable either to those provided by Buyer to its similarly situated employees or those provided by the Entities to such Continuing Employee immediately prior to the Closing (excluding any allocations from contributions to the ESOP), to the extent disclosed to Buyer as of the date hereof.
(s)Until at least December 31, 2022, to the extent permitted by such plans and applicable law, Buyer shall, or shall cause one of its Affiliates to, cause each compensation or employee benefit plan, program, or arrangement maintained or contributed to by Buyer or such Affiliate and in which any Continuing Employee is eligible to participate to treat the prior service of such Continuing Employee with any of the Entities as service rendered to Buyer or such Affiliate for all purposes under the employee benefit plans of Buyer or its Affiliates (but not benefit accrual under a defined benefit plan of Buyer or its Affiliates).
(t)Subject to the terms of the applicable plans of Buyer and its Affiliates, with respect to any Continuing Employee, each of Buyer and its Affiliates shall use reasonable best efforts to (i) waive any limitation on health and welfare coverage of such Continuing Employee due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Buyer or such Affiliate to the extent such Continuing Employee is covered under a health and welfare benefit plan maintained by any of the Entities immediately prior to the Closing Date and (ii) credit each Continuing Employee with all deductible payments, co-payments and co-insurance paid by such Continuing Employee and covered dependents under the medical employee benefit plan of any of the Entities prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such Continuing Employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan maintained by Buyer or such Affiliate for such year.
(u)Buyer or one of its Affiliates shall honor, pay, perform and satisfy any and all obligations and liabilities with respect to each Continuing Employee listed on Schedule 6.09(d) arising under the terms of such employee’s amended and restated employment agreement in existence as of the Closing.
(v)Nothing in this Section 6.09, whether express or implied, shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) subject to the requirements of this Section 6.09, prohibit any Entity, Buyer or any of their respective Affiliates from amending or terminating any employee benefit plan, (iii) obligate any Entity, Buyer or any of their respective Affiliates to retain the employment of any particular employee, or (iv) confer any rights, benefits, remedies, obligations or liabilities hereunder upon any employee or other Person other than the parties hereto and their respective successors and permitted assignees.
1.10Captive Insurance Company. From and after Buyer’s receipt of written notice from Seller’s Representative within 120 days following the Closing that Seller’s Representative desires to have the Entities sell one or both of the shares (the “Captive Shares”) of Fleet Solutions Insurance LTD (the “Captive”) held by the Entities to the Captive or another current member of the Captive, Buyer shall use its reasonable best efforts to cause the Entities to (i) negotiate and finalize such documents and agreements as are customarily entered into in connection with such a sale in form and substance satisfactory to Buyer, including, to the extent requested by such current member, an agreement providing such current member with access to the books, records and personnel of the Entities necessary to manage ongoing claims of the Entities previously submitted to the Captive following the closing of such sale, provided, that any documents or agreements entered into in connection with such sale shall include the following: (A) the purchase of the Captive Shares is on an as-is, where-is basis with no representations or warranties by Buyer or its Affiliates (other than due authorization and execution of the agreements); (B) no recourse against Buyer or its Affiliates (other than in respect of the foregoing specified representations); (C) a full release of claims in respect of the Captive (other than claims under such documents and agreements) from Seller’s Representative, the purchaser of the Captive Shares, and the Captive in favor of Buyer and its Affiliates; (D) Buyer and its Affiliates shall be reimbursed for any payments made or collateral contributed to the Captive after the Closing; (E) all letters of credit posted with the Captive will be replaced by the purchaser of the Captive as a condition of closing such sale and returned undrawn to Buyer or its Affiliates; and (F) Buyer and its Affiliates shall be compensated for any administrative or other services to be provided by Buyer or its Affiliates to the Captive after the closing of such sale, and (ii) effect such sale on or prior to September 30, 2022 and at the price offered by such current member and stated in such written notice, or if no such price is stated in such notice or circumstances change during the sale process, then at the best price that the Entities are reasonably able to negotiate. At any closing of such sale Buyer shall pay, or cause to be paid, to the Seller’s Representative, for further distribution to the Seller Escrow Parties in accordance with their Escrow Allocation Percentages, (i) the entire amount of proceeds that would otherwise be paid to the Entities in such sale less (ii) the out-of-pocket costs incurred by Buyer or its Affiliates (including, without limitation, the Entities) in connection with such sale. If such sale is not completed by September 30, 2022, then Buyer shall have no further obligation to effect such sale. If requested in writing by Seller’s Representative, during such 120-day period following the Closing but prior to the delivery of any notice requesting a sale of the Captive pursuant to the first sentence of this Section 6.10, Buyer shall cooperate with Seller’s Representative to provide any current member of the Captive that is interested in potentially purchasing the Captive Shares held by the Entities with the books, records and other relevant information of the Entities relating to the participation of the Entities in the Captive and the losses and claims of the Entities that are of a nature insured by the Captive for the purpose of allowing such current member to evaluate such a purchase and the price that it would be willing to pay for the Captive Shares. For the avoidance of doubt, all references to Buyer’s Affiliates in this Section 6.10 include, without limitation, the Entities.
Article 7
DEFINITIONS
1.021Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.
(a)“Accounts Receivable” has the meaning set forth in Section 3.06.
(b)“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.
(c)“Aggregate Closing Consideration” has the meaning set forth in Section 1.02(a).
(d)“Agreement” has the meaning set forth in the Preamble.
(e)“Allocation Notice of Disagreement” has the meaning set forth in Section 6.01(i).

(f)“Benefit Program or Agreement” has the meaning set forth in Section 3.13(a)(ii).
(g)“Business Contract” means each contract set forth on Schedule 3.10(a).
(h)“Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
(i)“Buyer” has the meaning set forth in the Preamble.
(j)“Buyer Adjustment Amount” has the meaning set forth in Section 1.02(f)(i).
(k)“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meaning set forth in Section 5.01.
(l)“Buyer Losses” has the meaning set forth in Section 5.01.
(m)“Buyer's Knowledge” or words of similar import means the actual knowledge (after reasonable inquiry of employees who report directly to them) of Michael Gerdin, Chris Strain, and Josh Helmich. With respect to any Person to whom “Buyer’s Knowledge” is attributed or to whom reference is made herein to determine whether “Knowledge” existed as to any fact or circumstance, use of that Person to determine “Buyer’s Knowledge” shall not create any personal liability whatsoever for that Person nor create any duties or obligations on such Person to take any actions whatsoever, except as provided herein.
(n)“Buyer Transaction Documents” means each of this Agreement, the Escrow Agreement, the Warehouse Sale Agreements and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by Buyer pursuant hereto or thereto.
(o)“Cash” means, as of a particular time of determination, the aggregate amount of each Entity's cash and cash equivalents as determined in accordance with GAAP reflected on the general ledger of each Entity.
(p)“Closing” has the meaning set forth in Section 1.03.
(q)“Closing Consideration Notice of Disagreement” has the meaning set forth in Section 1.02(c).
(r)“Closing Date” has the meaning set forth in Section 1.03.
(s)“Closing Statement” has the meaning set forth in Section 1.02(b).
(t)“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.
(u)“Code” means the Internal Revenue Code of 1986, as amended.
(v)“Computer Systems” means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.
(w)“Customer Contracts” has the meaning set forth in Section 3.10(c).
(x)“Disclosure Schedules” has the meaning set forth in the preamble to Article 3.

(y)“DOT” means the U.S. Department of Transportation.
(z)“Deductible” has the meaning set forth in Section 5.05(d).
(aa)“Electronic Delivery” has the meaning set forth in Section 8.17.
(ab)“Entity” and “Entities” have the meaning set forth in the Preamble.
(ac)“Environmental Laws” has the meaning set forth in Section 3.16(a).
(ad)“ERISA” has the meaning set forth in Section 3.13(a)(i).
(ae)“ERISA Affiliate” means any trade or business related to any Entity under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.
(af)“Escrow Agent” means U.S. Bank National Association in its capacity as escrow agent.
(ag)“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among the Escrow Agent, Seller’s Representative, and Buyer.
(ah)“Escrow Allocation Percentages” means the percentages assigned to the Seller Escrow Parties as set forth on Schedule 7.01(hh).
(ai)“ESOP” has the meaning set forth in Section 3.13(b).
(aj)“ESOP Loan” has the meaning set forth in Section 1.04(t).
(ak)“Estimated Aggregate Closing Consideration” means the good faith estimate of the Aggregate Closing Consideration, determined mutually by Seller and Buyer, at or prior to the Closing, calculated in accordance with Section 1.02(a), and such adjustments of Cash, Indebtedness and Transaction Expenses as may be reasonably practicable.
(al)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(am)“FHWA” has the meaning set forth in Section 3.09(b).
(an)“Final Aggregate Closing Consideration” has the meaning set forth in Section 1.02(f).
(ao)“Financial Statements” has the meaning set forth in Section 3.05(a).
(ap)“FMCSA” has the meaning set forth in Section 3.09(b).
(aq)“Franklin” has the meaning set forth in the preamble.
(ar)“Fraud” means a claim for actual Delaware common law fraud, it being understood that “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.
(as)“Fundamental Representation” means each representation and warranty set forth in Sections 2.01, 2.02, 2.03, 2.04, 2.05, 3.02, 3.03, 3.04, 3.13 (but solely to the extent that such representation or warranty relates to the ESOP), 3.26 and 3.28 and in the first sentence of Section 3.01.
(at)“GAAP” means accounting principles generally accepted in the United States.
(au)“Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.
(av)“Health Plan” has the meaning set forth in Section 3.13(l).

(aw)“Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 and, in each case, the regulations and guidance issued thereunder.
(ax)“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner or sibling, including adoptive relationships.
(ay)“Income Tax Returns” has the meaning set forth in Section 6.01(a).
(az)“Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest, of all indebtedness for advanced or borrowed money of any Entity, whether or not represented by bonds, debentures, notes or other securities, (ii) all cash overdrafts or checks in excess of cash balances of any Entity, (iii) all deferred obligations of any Entity for the payment of the purchase price of property or other assets purchased, (iv) obligations of any Entity to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease prior to the adoption of ASC 842 (or as a finance lease after the adoption of ASC 842) under GAAP, (v) any outstanding reimbursement obligation of any Entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of any Entity pursuant to which the applicable bank or similar entity has paid thereunder obligations for which any Entity is required to repay, (vi) any payment obligation of any Entity under any currency, commodity, interest rate, or other hedging or swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing risks, (vii) all indebtedness secured by any Lien existing on property owned by any Entity, whether or not indebtedness secured thereby will have been assumed, (viii) all guaranties, endorsements, assumptions and other contingent obligations of any Entity in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by any Entity, and (ix) all obligations under any deferred compensation plan, management incentive plan, warrant, and related party note payable. Notwithstanding the foregoing, in no event will “Indebtedness” be deemed to include (x) any liabilities for operating leases, (y) any liabilities included in the final determination of Transaction Expenses or (z) trade accounts payable and similar accruals.
(ba)“Indemnification Escrow Account” is defined in Section 1.01(a)(i).
(bb)“Indemnification Escrow Amount” means an amount equal to $4,200,000.
(bc)“Indemnification Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnification Escrow Account pursuant to the Escrow Agreement.
(bd)“Indemnified Party” has the meaning set forth in Section 5.03(a).
(be)“Indemnifying Party” has the meaning set forth in Section 5.03(a).
(bf)“Independent Accountants” means BKD, LLP or such other independent accountants as Seller’s Representative and Buyer may mutually identify.
(bg)“Insurance Policies” has the meaning set forth in Section 3.10.
(bh)“Intellectual Property” means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), Software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of any Entity.

(bi)“Investor Rights Agreement” has the meaning set forth in Section 3.13(r).
(bj)“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of any Entity.
(bk)“Latest Balance Sheet” has the meaning set forth in Section 3.05(a).
(bl)“Leased Real Property” has the meaning set forth in Section 3.08(b).
(bm)“Licenses” means all licenses, permits, and certificates issued by any Governmental Authority that are required by applicable law to operate any Entity as presently conducted.
(bn)“Liens” means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
(bo)“Loss” or “Losses” means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys' fees), tax or lien whether or not involving a third-party claim, and taking into account the provisions of Section 5.06; provided, however, that punitive damages will not be included in the definition of Loss or Losses unless awarded and payable to an Unaffiliated Person.
(bp)“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations (including results of operations), prospects, or condition (financial or otherwise) of each Entity, or the ability of Seller or any Entity to consummate the transactions contemplated hereby, but will exclude any change, effect or occurrence to the extent arising or resulting from:
(iii)any change in general business or economic conditions, or in the industry in which an Entity operates, to the extent that it does not disproportionately affect the Entities, taken as a whole, as compared to other Persons in such industry,
(iv)national or international political or social conditions, including any pandemic and the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America,
(v)changes in GAAP,
(vi)any changes in laws or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law or other binding directive issued by any Governmental Authority) to the extent that it does not disproportionately affect the business, assets, liabilities, financial condition, operations (including results of operations) or financial position of the Entities, taken as a whole, as compared to other Persons in such industry,
(vii)the announcement or pendency of the transactions contemplated by this Agreement, or

(viii)the taking of any action required by this Agreement and the other agreements contemplated hereby.
(bq)“Material Customer” or “Material Customers” has the meaning set forth in Section 3.10(c).
(br)“Material Vendor” or “Material Vendors” has the meaning set forth in Section 3.10(d).
(bs)“Measurement Time” means 12:00:01 am on the Closing Date.
(bt)“Non-Fundamental Representation” means any representation or warranty set forth in Article 2 or Article 3 that is not a Fundamental Representation.
(bu)“Open Source Code” means free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software. “Shareable freeware” is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution. “Open source software” includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of any Entity to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of any Entity. Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.
(bv)“Options” means all options, warrants, or other rights to acquire capital stock or other equity securities of any Entity held by any employee, officer, director, Seller, or any other Person pursuant to any employee equity or stock option plan of any Entity or pursuant to any agreement with any Entity.
(bw)“Parent” means Heartland Express, Inc., a Nevada corporation.
(bx)“Payoffs” has the meaning set forth in Section 1.01(a)(ii).
(by)“Permitted Liens” means (i) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) mechanic's, carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting an Entity’s interest in the Leased Real Property, (v) public roads and highways, (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, and (viii) those matters identified in Schedule 7.01(yyy).
(bz)“Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
(ca)“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including names, addresses, email addresses, account usernames, Internet Protocol addresses or other information that is regulated by one or more Privacy Laws.

(cb)“Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts, and other tangible personal property which are owned or leased by any Entity.
(cc)“Plan” has the meaning set forth in Section 3.13(a)(i).
(cd)“Post-Closing Period” means any Tax period (or portion thereof) beginning after the Closing Date.
(ce)“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
(cf)“Privacy and Security Requirements” means (i) all applicable laws relating to the Processing of Personal Information; (ii) all applicable Privacy Contracts; and (iii) all applicable Privacy Policies.
(cg)“Privacy Contracts” means all contracts between an Entity and any Person that are applicable to the Processing of Personal Information.
(ch)“Privacy Laws” means any laws or orders applicable to the Processing of Personal Information, including HIPAA, the Children’s Online Privacy Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the General Data Protection Regulation, all U.S. state telemarketing laws, and all laws related to breach notification.
(ci)“Privacy Policies” means all written policies applicable to an Entity relating to the Processing of Personal Information, including all website and mobile application privacy policies.
(cj)“Process”, “Processing”, or “Processed” means creation, collection, use, storage, maintenance, processing, recording, transfer, transmission, receipt, import, export, protection (including safeguarding and security measures), access, disposal or disclosure, or other activity regarding data (whether electronically or in any other form or medium).
(ck)“Real Property Leases” has the meaning set forth in Section 3.08(b).
(cl)“Registered Intellectual Property” has the meaning set forth in Section 3.11(a).
(cm)“Retention Drop Down Date” is the first anniversary of the Closing Date.
(cn)“R&W Funds” means payments by the insurer under the R&W Insurance Policy.
(co)“R&W Insurance Policy” means the representations and warranties insurance policy purchased by Buyer from AIG in respect of the transactions contemplated hereby.
(cp)“R&W Retention Amount” means the applicable retention amount under the R&W Insurance Policy.
(cq)“SEC” has the meaning set forth in Section 1.04(n).
(cr)“SEC Compliance Costs” means the fees and expenses incurred by any Entity for additional audit work or other compliance procedures necessary (as determined by Smith’s independent registered public accountant) to allow Smith’s independent registered public account to consent to the inclusion of Smith’s Year-end Financial Statements in Parent's filings with the SEC.
(cs)“Section 280G Payment” has the meaning set forth in Section 3.13(h).
(ct)“Section 338(h)(10) Allocation” has the meaning set forth in Section 6.01(h).
(cu)“Section 338(h)(10) Election” has the meaning set forth in Section 6.01(g).

(cv)“Securities Act” means the Securities Act of 1933, as amended.
(cw)“Security Breach” means breach, security breach, or breach of Personal Information under applicable laws.
(cx)“Security Incident” means any unauthorized penetration, access, use, disclosure, modification, or destruction of information or interference with system operations of IT Assets.
(cy) “SEL” has the meaning set forth in the Preamble.
(cz)“Seller” has the meaning set forth in the Preamble.
(da) “Seller Escrow Parties” means Seller, Barry Smith, Todd Smith, Jeff Musselman, Mike Donovan and Ivan Fetzer.
(db) “Seller Indemnified Parties” has the meaning set forth in Section 5.02.
(dc) “Seller Losses” has the meaning set forth in Section 5.02.
(dd)“Seller Taxes” means any and all Taxes of any Entity imposed on Buyer, any Entity or for which Buyer, any Entity may otherwise be liable (a) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (as determined under Section 6.01(c)); (b) resulting from a breach by Seller of the covenants set forth in Section 6.01; (c) of any member of any consolidated group of which an Entity (or any predecessor of an Entity) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state, or local law to the extent such Taxes relate to any Pre-Closing period and the portion of any Straddle Period ending on the Closing Date (as determined under Section 6.01(c)); or; (d) of any other Person for which any Entity is or has been liable as a transferee or successor, by contract or otherwise (other than pursuant to customary provisions in commercial contracts, agreements or arrangements not primarily related to Taxes), which Taxes relate to an event or transaction occurring prior to the Closing or (e) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments of Final Aggregate Closing Consideration hereunder or distributions made to Seller on or prior to the Closing Date; provided that no such Tax will constitute a Seller Tax to the extent it was taken into account in the determination of Final Aggregate Closing Consideration, a reserve in respect of such Taxes exists on the Closing Statement or it results from a breach by Buyer of the covenants set forth in Section 6.01.
(de)“Seller Transaction Documents” means each of this Agreement, the Escrow Agreement and each other agreement, certificate, instrument and document referred to herein or therein to be executed or delivered by Seller or Seller’s Representative pursuant hereto or thereto.
(df)“Seller Adjustment Amount” has the meaning set forth in Section 1.02(f)(iv).
(dg)“Seller’s Knowledge” or words of similar import means the actual knowledge of those employees of the Trustee who oversee the ESOP. With respect to any Person to whom “Seller’s Knowledge” is attributed or to whom reference is made herein to determine whether “Knowledge” existed as to any fact or circumstance, use of that Person to determine “Seller’s Knowledge” shall not create any personal liability whatsoever for that Person nor create any duties or obligations on such Person to take any actions whatsoever, except as provided herein.
(dh)“Seller’s Representative” has the meaning set forth in Section 8.16(a).
(a)“Seller’s Representative Expense Account” is defined in Section 1.01(a)(iii).
(di)“Seller’s Representative Expense Amount” means an amount equal to $50,000.
(dj)“Shares” has the meaning set forth in Section 3.13(n).
(dk)“Silver Eagle” has the meaning set forth in the Preamble.

(dl)“Smith” has the meaning set forth in the Preamble.
(dm)“Smith Enterprises” has the meaning set forth in the Preamble.
(dn)“Smith Intellectual Property” has the meaning set forth in Section 3.11(a).
(do)“Smith Manager” and “Smith Managers” means Barry Smith, Todd Smith, John Popies, Mike Donovan, Jeff Musselman, David Redline, Lori Clark, Thad Spiridgliozzi and Eric Nelson.
(dp)“Smith Stock” has the meaning set forth in the Preamble.
(dq)“Smith Transport” has the meaning set forth in the Preamble.
(dr)“Smith Trucking” has the meaning set forth in the Preamble.
(ds)“Smith Warehouse” has the meaning set forth in the Preamble.
(dt)“Smith Warehouse Business” has the meaning set forth in the Preamble.
(du)“Smith’s Knowledge” or words of similar import means the actual knowledge (after reasonable inquiry of employees who report directly to them) of Barry Smith, Todd Smith, John Popies, Mike Donovan, Jeff Musselman, and David Redline. With respect to any Person to whom “Smith’s Knowledge” is attributed or to whom reference is made herein to determine whether “Knowledge” existed as to any fact or circumstance, use of that Person to determine “Smith’s Knowledge” shall not create any personal liability whatsoever for that Person nor create any duties or obligations on such Person to take any actions whatsoever, except as provided herein.
(dv)“Special Escrow Matters” has the meaning set forth in Section 5.01(e).
(dw)“Software” will mean all proprietary computer programs designed, created, developed, or modified by any Entity, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.
(dx)“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
(dy)“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership's, limited liability company's, association's or other business entity's gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity.
(dz)“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever, including any interest, penalty or addition thereto.
(ea)“Tax Proceeding” has the meaning set forth in Section 6.01(d).
(eb)“Tax Returns” means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(ec)“Technology” means all the Software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.
(ed)“Third-Party Claim” has the meaning set forth in Section 5.03(a).
(ee)“Transaction Documents” means each of this Agreement, the Escrow Agreement, the R&W Insurance Policy, the releases delivered to Buyer pursuant to Section 1.04, and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.
(ef)“Transaction Expenses” means the aggregate fees and expenses incurred by any Entity, Seller’s Representative and Seller in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, in each case to the extent payable by any Entity but unpaid as of Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, (ii) all fees and expenses, if any, associated with the termination or amendment of the contracts listed on Schedule 1.04(l), (iii) fifty percent (50%) of the fees, costs and expenses payable to the Escrow Agent under the Escrow Agreement, (iv) fifty percent (50%) of the fees, costs and expenses of obtaining the general R&W Insurance Policy (including the premiums and expenses) and one-hundred percent (100%) of the costs of any riders for fundamental, tax, or other coverages requested by Seller, (v) change of control, retention, severance, bonus, or similar payments (and the employer portion of any payroll taxes associated therewith), including, without limitation, payments in respect of the termination of the phantom stock, stock appreciation rights, deferred compensation, and warrants, to be made to employees of the Entities in material part due to the occurrence of the Closing, (vi) one-hundred percent (100%) of the cost of the Miscellaneous Professional Liability Insurance Policy with aggregate limits of $5,000,000 in excess of a retention of $500,000 purchased to insure the Trustee for liability with respect to the transactions contemplated by this Agreement in exchange for an amendment of the indemnification obligations of Smith set forth in the engagement letter between Smith and the Trustee, (v) one-hundred percent (100%) of the costs of the tail insurance policies referenced in Section 6.07(b),and (vi) all fees and expenses owed or payable to the ESOP or the Trustee. Notwithstanding the foregoing, in no event will “Transaction Expenses” be deemed to include any (x) SEC Compliance Costs or fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer's or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby, (y) Transfer Taxes allocated to Buyer under this Agreement, and (z) liabilities included in the final determination of Indebtedness.
(eg)“Transfer Taxes” has the meaning set forth in Section 6.01(f).
(eh)“Trustee” means GreatBanc Trust Company.
(ei)“Unaffiliated Person” has the meaning set forth in Section 5.03(a).
(ej)“Unaudited Interim Financial Statements” has the meaning set forth in Section 3.06(a).

(ek)“Vendor Contracts” has the meaning set forth in Section 3.10(d).
(el)“Warehouse Sale Agreements” means (i) the Property Purchase Agreement, by and between Buyer and Smith Realty III, LLC, (ii) the Lease Agreement (Gross), by and between Buyer and Smith Warehouse, LLC, and (iii) the Lease Agreement (Triple Net), by and between Buyer and Smith Warehouse, LLC, each dated on or about the date hereof.
(em)“Year-end Financial Statements” has the meaning set forth in Section 3.05(a).
1.011Other Definitional Matters. All references in this Agreement to Exhibits, Disclosure Schedules or other Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Disclosure Schedules or other Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto. The Disclosure Schedules and other Schedules to this Agreement are incorporated herein by this reference. The word “including” (in its various forms) means including without limitation. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. References to “law”, “laws” or to a particular statute or law will be deemed also to include any and all rules and regulations promulgated thereunder and will refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such law, rules or regulations means such, law, rules or regulations as in effect at the time of such violation or alleged violation. References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The Disclosure Schedules and other Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
Article 8
MISCELLANEOUS
1.022Press Releases and Announcements. After the Closing, Buyer may issue a customary press release and engage in customary investor relations and other public disclosures regarding the transactions contemplated hereby. Seller will not make any public disclosure without the prior consent of Buyer, except as otherwise may be required by law.
1.023Expenses. Buyer and Seller will be solely responsible for and bear their own respective expenses, including without limitation, expenses of legal counsel, brokers, investment bankers, accountants, and other advisors, incurred at any time in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, except that Transaction Expenses may be paid consistent with Section 1.02.
1.024Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the recipient confirms receipt or the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (d) the fifth (5th) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer:
Heartland Express, Inc. of Iowa
901 North Kansas Avenue
North Liberty, IA 52317
Attention: Chris Strain
Email: cstrain@heartlandexpress.com

with a copy to (which will not constitute delivery of notice):
Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Mark Scudder
Email: mscudder@scudderlaw.com

Notices to Seller and Seller’s Representative:
Todd Smith
1501 Wills Court
Westlake, TX 76262
Email: tsmith@i65transport.com

with a copy to (which will not constitute delivery of notice):
McGuireWoods LLP
201 N. Tryon Street, Suite 3000
Charlotte, NC 28202
Attention: J.D. Costa
Email: jdcosta@mcguirewoods.com

and

Morgan, Lewis & Bockius LLP
1717 Main Street, Suite 3200
Dallas, TX 75201-7347
Attention: John A. Kober and Timothy Rupp
Email: john.kober@morganlewis.com
timothy.rupp@morganlewis.com

and
Moore & Van Allen PLLC
100 N. Tryon St., Suite 4700
Charlotte, NC 28202
Attention: Michael E. Zeller
Email: mikezeller@mvalaw.com

1.025Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to one or more of its Affiliates or any of its lenders as collateral security, provided that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.
1.026Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and Seller’s Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
1.027Construction and Disclosure. Buyer, Seller and Seller’s Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract). Disclosure of an item on one Disclosure Schedule will be deemed disclosure on another Disclosure Schedule if (i) a cross reference to such other Disclosure Schedule is made or (ii) it is reasonably apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Disclosure Schedule. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. No reference to or disclosure of any item or other matter in any Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or, except to the extent set forth in this Agreement, that such item or other matter is required to be referred to or disclosed in such Disclosure Schedule. Any Disclosure Schedule and the information and disclosures contained therein that relate to any representations or warranties in this Agreement are intended only to qualify such representations and warranties and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Time is of the essence in the performance of each of the parties' respective obligations contained herein.
1.028Captions. The captions used in this Agreement and descriptions of the Disclosure Schedules and other Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.
1.029Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer, Seller, and Seller’s Representative. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by Seller, such waiver may be signed by Seller’s Representative. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.
1.030Complete Agreement. This Agreement, together with the Confidentiality/Nondisclosure Agreement between Smith and Parent dated July 23, 2021, the Escrow Agreement and any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.
1.10Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.
1.11Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.
1.12JURISDICTION; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 1.02 AND SECTION 6.01 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION IN ANY SUIT, ACTION OR

PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
1.13WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
1.14No Third-Party Beneficiaries. Except for the Buyer Indemnified Parties under Article 5 and as otherwise expressly provided in this Agreement, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.
1.15Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (except any withholding required by applicable law), on the dates specified herein.
1.16Seller’s Representative.
(a)Seller constitutes and appoints Todd Smith as its representative (“Seller’s Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:
(i)to act on Seller's behalf in the absolute and reasonable discretion of Seller’s Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Section 1.02, Section 6.01, Section 6.06, Section 6.10 and Article 5 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of Seller under this Agreement, the Escrow Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as Seller’s Representative will have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement, or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and
(ii)in general, to do all things and to perform all acts in the absolute and reasonable discretion of Seller’s Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnified Party under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of Seller in any litigation or arbitration or mediation involving this Agreement (including the indemnification and escrow recovery obligations set forth in Article 5) or any other Transaction Document and negotiating and compromising on behalf of Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of Seller, any settlement, release, waiver or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 8.16, and (E) any and all things deemed necessary or desirable in the absolute discretion of Seller’s Representative in connection with the exercise of any of the foregoing powers and authorities, including, without limitation, engaging legal counsel, experts, accountants, consultants or other agents or representatives to advise Seller’s Representative or act on Seller’s Representative’s behalf in fulfilling its obligations.
(b)This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy or liquidation of Seller or by the occurrence of any other event, and will be binding on any successor thereto. Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by Seller’s Representative pursuant to this Section 8.16. Seller agrees that Seller’s Representative will have no obligation or liability to any Person for any action taken or omitted by Seller’s Representative in good faith, and Seller will indemnify and hold harmless Seller’s Representative from, and will pay to Seller’s Representative the amount of, or reimburse Seller’s Representative for, any loss or expense that Seller’s Representative may suffer, sustain, or become subject to as a result of any such action or omission by Seller’s Representative under this Agreement or the other Transaction Documents, unless such loss or expense will have been finally adjudicated to have been caused by the willful misconduct or gross negligence of Seller’s Representative.
(c)Any decision or action by Seller’s Representative hereunder will constitute a decision or action of Seller and will be final, binding and conclusive upon Seller. Any notices required to be made or delivered to Seller hereunder or under any other Transaction Document will be made or delivered to Seller’s Representative for the benefit of Seller and the making or delivering of such notice to Seller’s Representative will discharge in full the applicable notice requirement.
(d)Buyer will be entitled to rely exclusively and absolutely upon the communications of Seller’s Representative relating to the foregoing as the communications of Seller, and upon any document or other paper delivered by Seller’s Representative as being authorized by Seller, from the date hereof until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document will have been consummated and/or discharged. Buyer will be entitled to rely on the authority of Seller’s Representative to act on behalf Seller hereunder, and Buyer will not be liable or accountable in any manner to Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of Seller’s Representative in such capacity.
(e)Todd Smith and any Person selected to replace Todd Smith pursuant to this Agreement, may resign as Seller’s Representative at any time by delivering prior written notice to the Trustee and Buyer. Until all obligations under this Agreement and the other Transaction Documents will have been discharged, Seller may, from time to time upon notice to Buyer, appoint a new Seller’s Representative upon the death, incapacity, or resignation of Seller’s Representative. If, after the death, incapacity, or resignation of Seller’s Representative, a successor Seller’s Representative will not have been appointed by Seller within fifteen (15) Business Days after the death, incapacity, or resignation of the prior Seller’s Representative, Buyer may appoint a Seller’s Representative to fill any vacancy so created. Seller may, from time to time upon notice to Buyer, remove and replace any Seller’s Representative appointed by Buyer and appoint a new Seller’s Representative. Upon any appointment of a successor Seller’s Representative by Seller, Seller will give Buyer prompt written notice (in any event no later than three (3) Business Days following such appointment) of the appointment of the successor Seller’s Representative and the name and contact information for such successor Seller’s Representative.
(f)The Seller Escrow Parties shall, severally and not jointly in accordance with their Escrow Allocation Percentages indemnify Seller’s Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements; provided, however, that Seller’s Representative may not proceed directly against any Seller Escrow Party in respect of such indemnification but instead shall recover Representative Losses pursuant to such indemnity in the manner set forth in this Section 8.16(f); and provided, further, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of Seller’s Representative, Seller’s Representative will reimburse the Seller Escrow Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by Seller’s Representative from the Seller’s Representative Expense Account and from any funds that become payable to the Seller Escrow Parties under this Agreement at such time as such amounts would otherwise be distributable to the Seller Escrow Parties. In no event will Seller’s Representative be required to advance his own funds on behalf of Seller or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of Seller’s Representative or the termination of this Agreement. As soon as practicable following the completion of Seller’s Representative’s responsibilities, Seller’s Representative will deliver, or cause to be delivered, any remaining balance in the Seller’s Representative Expense Account to each of the Seller Escrow Parties in accordance with their respective Escrow Allocation Percentages.
(g)Seller’s Representative acknowledges that he has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.
1.11Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
1.12Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guaranties the due and punctual performance of all obligations of Buyer under this Agreement and the other Transaction Documents, including, without limitation, the payment of the Aggregate Closing Consideration to Seller, the payment of any Seller Adjustment Amount to Seller, and the payment to Seller of any and all damages, claims and losses incurred by Seller (except to the extent limited by the Agreement) arising out of or related to the failure of Buyer to perform any of its obligations under this Agreement or the other Transaction Documents. The obligations of Parent under this Section 8.19 will not be released, discharged or otherwise affected by any assignment of this Agreement or any other Transaction Document or any rights, interests, benefits or obligations thereunder by Buyer or Parent, whether by operation of law or otherwise and whether or not consented to by Seller. Parent expressly waives any and all rights, benefits or defenses under (a) any defense to its obligation to provide the foregoing guaranty, other than the defense that Buyer has in fact fully and promptly performed all of its obligations under this Agreement and the other Transaction Documents, and (b) any claim or circumstance that would legally or equitably discharge a guarantor or surety.
1.13Enforcement of Agreement. Each party hereto agrees that, in addition to any other right or remedy to which a party is entitled, at law or in equity, each party is entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking or proving damages.
1.14Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except in the case of Fraud, no past, present or future incorporator, equity holder, Affiliate, employee or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.
1.15Legal Privilege. Buyer waives and will not assert, and will cause its Affiliates (including the Entities following the Closing) to waive and not to assert, any conflict of interest following the Closing that may arise out of or relate to the representation of Smith or any Affiliate thereof (including Seller) or any of their respective officers, directors, managers employees or representatives (any such Person, a “Designated Person”) in connection with the transactions contemplated by this Agreement by any law firm currently representing the Company or Seller in connection with the transactions contemplated by this Agreement (the “Current Representation”). Buyer agrees, and will cause its Affiliates (including the Entities following the Closing) to agree, that any communications between any legal counsel and any Designated Person made in connection with the Current Representation are privileged communications between such Designated Person and such counsel, and from and after the Closing do not pass to Buyer or any Entity and instead survive, remain with and are controlled by Seller (the “Privileged Communications”), without any waiver thereof. Neither Buyer nor any Person purporting to act on behalf of or through Buyer, any Entity or any of their Affiliates will seek to obtain the same by any process. Buyer agrees, and will cause its Affiliates (including the Entities following the Closing) to agree, that no Person may use or rely on any of the Privileged Communications, whether located in the records or email accounts of any Entity or otherwise (including in the knowledge of their officers and employees), in any action against or involving any of the parties after the Closing. Buyer agrees, and following the Closing will cause the Affiliates (including the Entities following the Closing) to agree, not to assert that privilege has been waived as to the Privileged Communications that may be located in the records or email server (or in the knowledge of the officers and employees) of Seller or any Entity. From and after the Closing, each of Buyer and Smith, on behalf of itself and its Affiliates, hereby waives and shall waive and will not assert any attorney-client privilege with respect to any communication that occurred prior to the Closing between Seller or any Entity and any law firm currently representing Seller or any Entity. Buyer acknowledges that the law firms currently representing Seller or the Entities will be relying on the waiver provided hereby and that this provision is intended for the benefit of, and to grant third party rights to, such law firm to enforce this provision.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.
BUYER:

Heartland Express, Inc. of Iowa

By:    /s/ Michael Gerdin

Name:     Michael Gerdin

Title:    President

PARENT:

Heartland Express, Inc.

By:    /s/ Michael Gerdin

Name:     Michael Gerdin

Title:    Chairman & CEO

Signature Page to Stock Purchase Agreement

SELLER:

Smith Transport, Inc. Employee Stock Ownership Plan and Trust

By: /s/ Patrick J. De Craene
Name: Patrick J. De Craene, not in his individual capacity, but solely in his capacity as an authorized officer of GreatBanc Trust Company
Title: Senior Vice President

SMITH:

Smith Transport, Inc.

By: /s/ Todd Smith
Name: Todd Smith
Title: Chief Executive Officer and President

Signature Page to Stock Purchase Agreement

SELLER’S REPRESENTATIVE:

                        /s/ Todd Smith
Todd Smith, in his capacity as Seller’s Representative

Signature Page to Stock Purchase Agreement